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                                                               EXECUTION VERSION





                                                                   Exhibit 10.49

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       NEXSTAR BROADCASTING GROUP, L.L.C.,

                  NEXSTAR BROADCASTING OF LITTLE ROCK, L.L.C.,

                     NEXSTAR BROADCASTING OF DOTHAN, L.L.C.,

                              MORRIS NETWORK, INC.,

                        UNITED BROADCASTING CORPORATION,

                                  KARK-TV, INC.



                                       AND

                         MORRIS NETWORK OF ALABAMA, INC.

                          DATED AS OF DECEMBER 30, 2002

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                                TABLE OF CONTENTS

ARTICLE I       PURCHASE AND SALE OF STOCK.....................................1
         1.1    Basic Transaction..............................................1
         1.2    Purchase Price.................................................2
         1.3    Closing........................................................3
         1.4    Matters Concerning the TBA.....................................3

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE SELLER...................4
         2.1    Organization and Power.........................................4
         2.2    Authorization of Transactions..................................4
         2.3    Capitalization; Subsidiaries...................................4
         2.4    Absence of Conflicts...........................................5
         2.5    Financial Statements...........................................5
         2.6    Absence of Undisclosed Liabilities.............................6
         2.7    Certain Developments...........................................6
         2.8    Real Property..................................................7
         2.9    FCC Matters....................................................8
         2.10   Taxes.........................................................10
         2.11   Contracts and Commitments.....................................12
         2.12   Proprietary Rights............................................13
         2.13   Litigation; Proceedings.......................................14
         2.14   Brokerage.....................................................14
         2.15   Governmental Licenses and Permits.............................14
         2.16   Employees.....................................................14
         2.17   Employee Benefit Plans........................................15
         2.18   Affiliate Transactions........................................17
         2.19   Compliance with Legal Requirements............................17
         2.20   Environmental Matters.........................................17
         2.21   Assets........................................................18
         2.22   Powers of Attorney............................................18
         2.23   Bank Accounts.................................................18
         2.24   Corporate Records.............................................18
         2.25   Disclosure....................................................19

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE BUYER...................19
         3.1    Organization and Power........................................19
         3.2    Authorization of Transaction..................................19
         3.3    Absence of Conflicts..........................................19
         3.4    Brokerage.....................................................20
         3.5    Litigation....................................................20
         3.6    Qualification as a Licensee...................................20

ARTICLE IV      PRE-CLOSING COVENANTS.........................................20
         4.1    Exclusivity...................................................20
         4.2    Operation and Maintenance of the Business.....................21
         4.3    Information and Access........................................22

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         4.4    Consents Generally............................................23
         4.5    Debt Repayment................................................24
         4.6    Application(s) for FCC Consent................................24
         4.7    Further Assurances............................................24
         4.8    Real Estate Matters...........................................25
         4.9    Copies of New Contracts.......................................26
         4.10   HSR Act.......................................................26
         4.11   No Premature Assumption of Control............................26

ARTICLE V       CONDITIONS TO CERTAIN OBLIGATIONS.............................26
         5.1    The Buyer's Closing Conditions................................26
         5.2    The Seller's Closing Conditions...............................28

ARTICLE VI      TERMINATION...................................................29
         6.1    Termination...................................................29
         6.2    Effect of Termination.........................................31

ARTICLE VII     ADDITIONAL COVENANTS..........................................33
         7.1    The Retention of Retained Records; Continuing Assistance......33
         7.2    Press Releases and Announcements..............................33
         7.3    Further Transfers.............................................34
         7.4    Non-Solicitation and Confidentiality..........................34
         7.5    Certain Tax Matters...........................................36

ARTICLE VIII    AGREEMENTS REGARDING EMPLOYEES................................39
         8.1    Station Employees.............................................39

ARTICLE IX      INDEMNIFICATION  AND RELATED MATTERS..........................40
         9.1    Survival; Absence of Other Representations....................40
         9.2    Indemnification...............................................41
         9.3    Indemnification Procedures....................................42
         9.4    Treatment of Indemnification Payments.........................43

ARTICLE X       MISCELLANEOUS.................................................44
         10.1   Amendment and Waiver..........................................44
         10.2   Notices.......................................................44
         10.3   Binding Agreement; Assignment.................................45
         10.4   Severability..................................................45
         10.5   No Strict Construction........................................45
         10.6   Captions......................................................45
         10.7   Entire Agreement..............................................45
         10.8   Counterparts..................................................45
         10.9   Governing Law.................................................46
         10.10  Specific Performance..........................................46
         10.11  Expenses .....................................................46
         10.12  Parties in Interest...........................................46
         10.13  Generally Accepted Accounting Principles......................46

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         10.14  Waiver of Jury Trial..........................................46
         10.15  Other Definitional Provisions.................................47
         10.16  Guarantee.....................................................47

                                    EXHIBITS

Exhibit A            Definitions

                                    SCHEDULES

Schedule 2.4         Consents
Schedule 2.5         Financial Statements
Schedule 2.6         Undisclosed Liabilities
Schedule 2.8(a)      Real Property
Schedule 2.9(a)      FCC Authorizations
Schedule 2.9(b)      Cable Matters
Schedule 2.10        Taxes
Schedule 2.11(a)     Contracts
Schedule 2.11(c)     Program Runs
Schedule 2.12(a)     Propriety Rights
Schedule 2.12(b)     Exceptions to Ownership and Infringement of Property Rights
Schedule 2.13        Litigation
Schedule 2.15        Licenses
Schedule 2.16        Employees
Schedule 2.17        Employee Benefit Plans
Schedule 2.18        Affiliate Transactions
Schedule 2.19        Compliance with Legal Requirements
Schedule 2.20        Environmental Matters
Schedule 2.21        Assets

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                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of December 30, 2002 by and among Nexstar Broadcasting Group, L.L.C., a Delaware limited liability company (the "Buyer"), Nexstar Broadcasting of Little Rock, L.L.C., a Delaware limited liability company ("NBLR"), Nexstar Broadcasting of Dothan, L.L.C., a Delaware limited liability company ("NBD" and together with NBLR, the "Brokers"), MORRIS NETWORK, INC., a Georgia corporation ("Morris Network"); UNITED BROADCASTING CORPORATION, an Arkansas corporation ("UBC"); MORRIS NETWORK OF ALABAMA, INC., an Alabama corporation ("Morris of Alabama"); and KARK-TV, INC., an Arkansas corporation ("KARK-TV"). Morris Network is referred to herein as the "Seller", and UBC, Morris of Alabama and KARK-TV are collectively referred to herein as the "Companies." The Buyer, the Brokers, the Seller and the Companies are sometimes referred to herein as the "Parties." Capitalized terms used herein shall have the meanings set forth on Exhibit A hereto.

          WHEREAS, UBC owns all of the outstanding capital stock of KARK-TV and Seller owns all of the outstanding capital stock of UBC and Morris of Alabama. KARK-TV owns all of the property and assets relating to the broadcast television station KARK-TV, Little Rock, Arkansas, and Morris of Alabama owns all the property and assets relating to the broadcast television station WDHN, Dothan, Alabama (such stations, the "Stations");

          WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desire to purchase from the Seller, all of the outstanding capital stock of UBC and Morris of Alabama subject to the terms and conditions set forth in this Agreement;

          WHEREAS, contemporaneously with the execution hereof, the Brokers and the Companies have executed and delivered time brokerage agreements with respect to the Stations (each a "TBA"), pursuant to which the Brokers and the Companies shall program the Stations on and from the Commencement Date through the Closing Date or the earlier termination of this Agreement or the TBAs;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

     1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, One Thousand (1,000) shares of common stock, par value $0.01 per share, of UBC (the "UBC Shares") and One Hundred Thousand (100,000) shares of common stock, par value $1.00 per share, of Morris of Alabama (the "WDHN Shares") for the consideration specified in Section 1.2 below.

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     1.2  Purchase Price; Pre-Commencement Activities.

          (a) Contemporaneously with the execution of this Agreement, Buyer has paid to Seller the sum of Fifty Thousand Dollars ($50,000.00) as earnest money, which shall be non-refundable, unless Seller does not obtain the consent of its lenders to this transaction as provided in Section 6.1(i) hereof.

          (b) On the Commencement Date, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, the sum of Thirty Nine Million Nine Hundred Fifty Thousand Dollars ($39,950,000.00) (together with the amount paid pursuant to Section 1.2(a), the "Deposit"), as a deposit on the Purchase Price;

          (c) At the Closing, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, an amount equal to (A) the Purchase Price, (B) less the amounts paid pursuant to Sections 1.2(a) and (b), (C) either
(i) less an amount equal to the amount, if any, by which the Commencement Date Working Capital is less than $2,746,033, or (ii) plus an amount equal to the amount, if any, by which the Commencement Date Working Capital is greater than $2,746,033, (D) less any amounts collected by the Seller pursuant to insurance with respect to damage to any Company's property after the date hereof which has not been expended in making repairs to a Company's property, (E) plus an amount, which shall not exceed $1,146,033, equal to the Hinson Liability, (F) plus, if the Scheduled Closing Date is delayed pursuant to a Buyer's Election, an amount equal to (i) $50,000,000, multiplied by (ii) 14%, multiplied by (iii) the quotient determined by dividing (x) the number of days elapsed between the day which is One Hundred Eighty (180) days after the Commencement Date or if such day is not a Business Day the first day thereafter which is a Business Day and the Closing Date (minus the number of days, if any, which the Closing Date is delayed pursuant to Section 1.3(a)(ii) below, if such delay relates to the failure of any condition of the Buyer set forth in Section 5.1 to be satisfied), by (y) 365;

          (d) Until the later of (i) the 30th calendar day after the date hereof, and (ii) the date upon which all Consents required under the HSR Act have been obtained, the Buyer shall be entitled to (a) meet with Dean Hinson to review the operation of the Stations and to question him as to any matters referenced in Section 4.3 hereof, (b) at a time chosen by Seller and reasonably acceptable to the Buyer, have two representatives of the Buyer "walk-through" and inspect the Stations without disclosing the existence of this Agreement to any employees of the Station, (c) conduct its ordinary course due diligence review of the Companies' documents, copies of which shall be provided to the Buyer on or prior to the 11th day following the date hereof, and (d) have its accountants perform their ordinary course tax due diligence review, which review shall begin within 10 days of the date hereof. The Seller and the Companies shall use their commercially reasonable efforts to assist the Buyer and its representatives with the actions described in the preceding sentence; and

          (e) The Seller shall deliver to the Buyer a complete initial draft of the Schedules to this Agreement within 11 days after the date hereof. Prior to the later of (i) the 30th calendar day after the date hereof, and (ii) the date upon which all Consents required under the HSR Act have been obtained, the Buyer, the Seller and the Companies shall each use their

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commercially reasonable efforts to finalize such Schedules in a form reasonably acceptable to the parties.

     1.3  Closing.

          (a) Closing Date; Delayed Closing. The closing of the purchase and sale of the Stock pursuant to this Agreement (the "Closing") will occur at the offices of KARK-TV in Little Rock, Arkansas, at 10:00 a.m. on (i) the Scheduled Closing Date, or (ii) if any condition of the Buyer or the Seller specified in
Section 5.1 or Section 5.2 has not been satisfied (and will not be satisfied by the delivery of documents by the Parties at the Closing) or waived as of the Scheduled Closing Date, then the date for the Closing will be extended, at the option of the party whose closing conditions have not been satisfied, until the fifth Business Day following the date on which all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied (or will be satisfied by the delivery of documents by the Parties at the Closing) or waived. The date upon which the Closing actually occurs is referred to herein as the "Closing Date."

          (b) Closing Transactions. Subject to the conditions set forth in Sections 5.1 and 5.2, the Parties will consummate the following transactions (including the purchase and sale of the Stock, the "Closing Transactions") at the Closing:

          (i)  the Buyer will deliver the funds described in Section 1.2(b); and

          (ii) there will be delivered to the Buyer and the Seller, as applicable, the certificates and other documents and instruments required to be delivered to such Parties under Sections 5.1 and 5.2.

     1.4 Matters Concerning the TBA. Notwithstanding any provision of this Agreement or either TBA to the contrary, none of the following will be deemed to constitute a breach by the Seller or any Company of any representation, warranty, covenant or agreement set forth in this Agreement or any certificate delivered pursuant to this Agreement: (i) any fact or circumstance which occurs as a result of any action or omission to act of a Broker under a TBA, (ii) any action which a Company takes, or declines to take, in good faith in order to comply with its obligations under a TBA, or (iii) any fact or circumstance which results or occurs as a result of any item described in clause (ii) above.

     1.5 Noncompete Agreement. Contemporaneously with the Closing, the Buyer and Charles H. Morris shall enter into a Noncompetition Agreement in a form reasonably acceptable to the parties thereto pursuant to which the Buyer shall pay Mr. Morris the sum of $800,000 on the Closing Date and Mr. Morris shall agree that he will not, directly or indirectly, for a period of three (3) years from and after the Closing Date own, manage, operate, control, be employed by, participate in or be engaged in any manner (in each case either individually or through or in connection with any other Person) with the operation of a television broadcast station in either the Little Rock, Arkansas or Dothan, Alabama Designated Market Areas.

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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          As a material inducement to the Buyer and the Brokers to enter into this Agreement and the TBAs, the Seller hereby makes the representations and warranties set forth in this Article II as of the date of this Agreement and as of the Commencement Date. The Seller further agrees that, if the Closing occurs, then at the time of the Closing each representation and warranty set forth in this Article II will be deemed to be remade by the Seller as of the time of the Closing as an inducement to the Buyer to consummate the Closing Transactions; provided, however, that no representation or warranty set forth in this Article II which is deemed to be remade by the Seller as of the time of the Closing will be false or untrue, or will be deemed to be false or untrue, as of the time of Closing to the extent such representation or warranty is or becomes false or untrue as a result of the act or omission of Buyer or Broker.

     2.1 Organization and Power. (a) Morris Network is a corporation, validly existing and in good standing (or having comparable active status) under the legal requirements of the State of Georgia, (b) UBC is a corporation, validly existing and in good standing (or having comparable active status) under the legal requirements of the State of Arkansas, (c) KARK-TV is a corporation, validly existing and in good standing (or having comparable active status) under the legal requirement of the State of Arkansas, and (d) Morris of Alabama is a corporation, validly existing and in good standing (or having comparable active status) under the legal requirements of the State of Alabama. Each of the Seller and the Companies is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to so qualify could reasonably be likely to have a Material Adverse Effect. Each of the Seller and the Companies has full corporate power necessary to own and operate its properties and carry on its business as now conducted and as proposed by it to be conducted.

     2.2 Authorization of Transactions. Each of the Seller and the Companies has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of the Seller and the Companies has duly approved the Transaction Documents to which it is a party and has duly authorized its execution and delivery of the Transaction Documents and the performance of its obligations hereunder and thereunder. Except for proceedings or actions related to obtaining the Consents, no other proceeding or action on the part of the Seller or any Company, or any of the Seller's or any Company's shareholders, is necessary to approve and authorize the Seller's or any Company's execution and delivery of the Transaction Documents to which it is a party or the performance of any of its obligations thereunder. This Agreement constitutes, and each of the other Transaction Documents to which the Seller or a Company is a party will when executed constitute, a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

     2.3 Capitalization; Subsidiaries. UBC's authorized capital stock consists solely of 220,000 shares, divided into 100,000 shares of Class A Common Stock at $0.01 par value,

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100,000 shares of Class B Common Stock at $0.01 par value, and 20,000 shares of
Preferred Stock at $100.00 par value, of which only 1,000 shares of the Class A Common Stock are issued and outstanding, and all such issued and outstanding 1,000 shares of Class A Common Stock are beneficially held and of record by Seller free and clear of any Liens (other than Permitted Liens). KARK-TV's authorized capital stock consists solely of 100,000 authorized shares of common stock, $1.00 par value per share, of which 100,000 shares are issued and outstanding, and all such shares are held beneficially and of record by UBC free and clear of any Liens (other than Permitted Liens) (the "KARK Shares"). Morris of Alabama's authorized capital stock consists solely of 1,000 authorized shares of common stock, $10.00 par value per share, of which 1,000 shares are issued and outstanding, and all such shares are held beneficially and of record by the Seller free and clear of any Liens (other than Permitted Liens). The UBC Shares, the KARK Shares, and the WDHN Shares are duly authorized, validly issued and non-assessable and free and clear of any Liens (other than Permitted Liens) and have been issued free and clear of any preemptive or similar rights. No shares of UBC's, KARK-TV's or Morris of Alabama's capital stock are held as treasury shares. Except as set forth in the preceding sentences, none of UBC, KARK-TV or Morris of Alabama has any Equity Security outstanding or authorized or has agreed to issue, redeem or repurchase any Equity Security. None of UBC, KARK-TV or Morris of Alabama has any Investment in any Person, except UBC owns all of the KARK Shares.

     2.4 Absence of Conflicts. Except for the FCC Consents, Consents required under the Network Affiliation Agreements and the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the Consents described on the attached Schedule 2.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Seller or the Companies nor the consummation by the Seller or the Companies of the transactions contemplated hereby or thereby:

          (a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any of the assets or properties of the Seller or the Companies, in each case under the provisions of the articles or certificate of incorporation, by-laws or similar organizational or governing document of the Seller and the Companies or any indenture, mortgage, lease, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which the Seller or the Companies or any of their respective assets is affected, or to which the Seller or the Companies is subject, or

          (b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person.

     2.5 Financial Statements. Attached to this Agreement as Schedule 2.5 are the following (collectively, the "Financial Statements"): the unaudited balance sheets of the Companies as of September 30, 2000, September 30, 2001 and September 30, 2002 and the related statements of income and cash flows for the fiscal years ending on such dates (the unaudited balance sheets of the Companies as of September 30, 2002, the "Latest Balance Sheets").

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Each Financial Statement (in each case including the notes thereto, if any) (i)
is in accordance with the books and records of the applicable Company, (ii) has been prepared in accordance with GAAP consistently applied, subject to the lack of footnote disclosure and income tax accruals and changes resulting from normal year-end adjustments, none of which changes would, if properly presented, in the aggregate, reflect a Material Adverse Effect, and (iii) presents fairly the financial condition of the applicable Company as of the applicable date and the results of such Company's operations and changes in cash flow for the period then ended; provided, however, that such Financial Statements do not reflect the ownership by KARK-TV and/or UBC of any shares of John Hancock Financial Services, Inc. which any of such entities may own.

     2.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.6, the Companies have no obligation or liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than (i) liabilities set forth on the liabilities side of the Latest Balance Sheets or the notes thereto,
(ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheets in the Ordinary Course (none of which is a material liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental liability or clean-up obligation), or (iii) obligations of the Companies pursuant to Excludable Contracts and the agreements set forth on Schedule 2.11(a).

     2.7 Certain Developments. During the period beginning on the day after the date of the Latest Balance Sheets and ending on the date of this Agreement, there has not been any Material Adverse Effect, and the Companies have conducted their business in the Ordinary Course. Without limiting the generality of the foregoing, during such period, none of the Companies has:

          (a) suffered any theft, damage, destruction or casualty loss to any material property or assets owned or used by it or any substantial destruction of its books and records (in each case whether or not covered by insurance);

          (b) sold, leased, assigned or transferred any of its material assets, tangible or intangible (other than dispositions prior to the date of this Agreement, of obsolete or worn-out assets disposed of and replaced with assets of equal or greater value and utility if the assets disposed of were required for the operations of the Stations and the assignment of the Pre-TBA Receivables pursuant to Section 1.4);

          (c) declared or made any payment or distribution of cash or other property to its stockholders with respect to its Equity Securities or purchased or redeemed any shares of its Equity Securities (including any warrants, options or other rights to acquire its Equity Securities);

          (d) suffered any material extraordinary loss or waived any rights of material value, whether or not in the Ordinary Course;

          (e) entered into any other material transaction other than in the Ordinary Course, or materially changed any material business practice;

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          (f)  made or granted any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any employee or independent contractor, except pursuant to the express terms of any Contract which is described on the attached Schedule 2.11(a);

          (g) made any Tax election, adopted or changed any accounting method for Tax purposes, filed any amended Tax Return, consented to or entered into any closing agreement or similar agreement with any Taxing Authority, consented to or settled or compromised on any Tax Claim or assessment, or, taken any position inconsistent with any past practice on any Tax Return; or

          (h)  agreed or committed to do any of the foregoing.

     2.8  Real Property.

          (a) Schedule 2.8 sets forth a list of all real property owned by any Company (the "Owned Real Property"). With respect to each such parcel of Owned Real Property and the KARK Tower: (a) such parcel is free and clear of all Liens, except Permitted Liens; (b) except as set forth in Schedule 2.8, there are no leases, subleases, licenses, concessions, or other Contracts granting to any Person the right of use or occupancy of any portion of such parcel; and (c) there are no rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

          (b) Schedule 2.8 sets forth a list of all leases, subleases, licenses and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Real Property") to which any Company is a party. Prior to the date of this Agreement, the Companies have delivered to the Buyer true and complete copies of all the Leases. The Companies have a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except Permitted Liens. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition on the part of a Company, which, with the giving of notice, the passage of time or both, could reasonably be expected to become a material default of such Company under any Lease or permit the modification or acceleration of rent under such Lease. To the best of Seller's knowledge, there exists no default or condition on the part of any party to a Lease other than a Company which, with the giving of notice, the passage of time or both, could reasonably be expected to become a material default of such party under any Lease. No Company has assigned or subleased any Leased Real Property or interest therein. To the Seller's Knowledge, there are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Leased Real Property, any portion thereof or interest therein. No Company is obligated to purchase or lease any real property other than per the Leases.

          (c) The Leased Real Property, together with the Owned Real Property and the KARK Tower, constitutes all of the real property leased, occupied or otherwise utilized in connection with the businesses of the Companies. Except as set forth on Schedule 2.8, other than the Companies, there are no parties in possession or parties having any current right or future right granted by any Company to occupy any Real Property. The Real Property and all plants, buildings and improvements included therein are in reasonably good condition and repair and are sufficient and appropriate for the conduct of the businesses of the Companies as

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presently conducted. Except as set forth on Schedule 2.8, neither the Seller nor any Company has received written notice from any Governmental Entity or any other Person regarding any violation of Legal Requirement that now exists with respect to any Real Property. To Seller's Knowledge, there now exists no violation by any Company or by any other Person of any Legal Requirement with respect to any Real Property, except as set forth on Schedule 2.8. There exists no violation by the Seller or any Company of any material covenant, condition, restriction, easement, agreement or order affecting any material portion of the Real Property. All material improvements located on the Real Property have direct access to a public road adjoining such Real Property. With respect to Owned Real Property and the KARK Tower and to the best of Seller's knowledge with respect to the Leased Real Property, no such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. With respect to the Owned Real Property and the KARK Tower, there is no pending or, to the Seller's Knowledge, any threatened condemnation proceeding affecting any portion of the Real Property. With respect to the Leased Real Property, to the best of Seller's knowledge, there is no pending or any threatened condemnation proceeding affecting any portion of the Real Property.

     2.9  FCC Matters.

          (a) Generally. The attached Schedule 2.9(a) contains a complete list of all FCC Authorizations and the dates on which such authorizations are subject to or scheduled for renewal (in each case, a "Renewal Date"). Taken together, the FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act and the FCC Regulations for the operation of the Stations and the conduct of the business of the Companies as currently conducted and as now proposed to be conducted by the Companies, and no further FCC Authorization is necessary for the continuation of the operation of the Stations as currently conducted or now proposed to be conducted. KARK-TV is the holder of each FCC Authorization relating to the Station that it operates, and Morris of Alabama is the holder of each FCC Authorization relating to the Station that it operates. Each FCC Authorization is in full force and effect and is not subject to or scheduled for renewal prior to the Renewal Date specified for such FCC Authorization on the attached Schedule 2.9(a). Each FCC Authorization is valid for the full term thereof, and Seller has no Knowledge which would cause it to believe that any FCC Authorization will not be renewed for a full and customary term in the ordinary course with no materially adverse conditions (except with respect to general rule-making and similar matters relating generally to television broadcast stations). There is not pending (or, to the Seller's Knowledge, threatened) any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any FCC Authorization, and there is not now pending, issued or outstanding (or, to the Seller's Knowledge, threatened) by or before the FCC, any investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, or notice of forfeiture, petition or complaint with respect to the Seller, the Companies, the Stations or any FCC Authorization. The Stations are operating in compliance in all material respects with their respective FCC Authorizations, the Communications Act and the FCC Regulations. The Stations are not unlawfully short-spaced, on a grandfathered basis or otherwise, to any existing broadcast television station, outstanding construction permit or pending application therefor, or to any existing or proposed domestic or international TV allotment. Neither the Seller nor any of the Companies has received any written notice to the effect that the Seller, a Company, or a Station is causing objectionable interference to the transmissions of any other television station or communications facility or received any written complaints with respect thereto. To the Seller's Knowledge, no other television station or communications facility is causing unlawful interference with either Station's transmissions or the public's reception of either Station's transmissions.

          (b) Cable Matters. The attached Schedule 2.9(b) sets forth (or has appended to it) for each Station the items described in clauses (i) through
(viii) below as of the Commencement Date:

          (i) a list of all U.S. cable television systems which carry such Station's signal;

          (ii) a list of all Market Cable Systems to which such Station has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC Regulations (collectively, the "Cable Act Requirements"), and a list of all Market Cable Systems to which such Station has not provided any such must-carry or retransmission consent notice;

          (iii) a list of all retransmission consent and/or copyright indemnification agreements, if any, entered into by the Companies with respect to such Station;

          (iv) a list of all retransmission consent notices referred to in clause (ii) above, if any, which were not delivered to the Market Cable System in question on or before the date required under the Cable Act Requirements for such notices to be effective for the 3 year period beginning January 1, 2003;

          (v) a list of all Market Cable Systems, if any, which are carrying such Station's signal and which have given written notice of such Market Cable System's intention to delete such Station from carriage or to change such Station's channel position on such cable system, other than pursuant to any agreement described in clause (iii) above;

          (vi) a list of all notices, if any, received from any Market Cable System alleging that such Station does not deliver an adequate signal level, as defined in Section 76.55(c)(3) of the FCC Regulations, to such Market Cable System's principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further correspondence with or from any such Market Cable System relating to such notice;

          (vii) a list of all pending petitions for special relief to include any additional community or area as part of such Station's television market, as defined in Section 76.55(e) of the FCC Regulations, if any; and

          (viii) a list of all pending petitions for special relief requesting the deletion of any community or area from such Station's television market, if any.

Prior to the date of this Agreement, the Seller or the Companies have furnished to the Buyer true and correct copies of all notices, agreements, correspondence, petitions and other items described in clauses (iii) through (viii) of this
Section 2.9(b).

     2.10 Taxes.

          (a) All Tax Returns required to be filed by any Seller Party (taking into account any valid extension of time within which to file such Tax Returns) have been timely filed, and each such Tax Return has been prepared in compliance with all applicable Legal Requirements and is true, complete and accurate in all material respects. Except as set forth on Schedule 2.10, all Taxes that are due and payable, but not past due, by any of the Seller, the Companies and any Affiliated Group (whether or not shown on any Tax Return) have been paid. The Companies have duly withheld and, if due and payable, paid all Taxes required to be withheld and paid with respect to amounts paid to employees, independent contractors, creditors, stockholders, partners and other Persons. The attached
Schedule 2.10 contains a list of all states, territories and jurisdictions in which any of the Companies is required to file any Tax Return. The Seller has delivered to the Buyer (or allowed Buyer's accountants to review without disclosure to Buyer of any matter unrelated to any Company) correct and complete copies of all material Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, any of the Companies (and any Affiliated Group of which any Company is a member) since January 1, 1996. Except as set forth on the attached Schedule 2.10:

          (i) none of the Companies is a party to or bound by any Tax allocation or sharing agreement. None of the Companies has been a member of an Affiliated Group filing a consolidated income Tax Return (other than a group the common parent of which was Morris Multimedia, Inc.);

          (ii) there is no legal action, suit, proceeding, audit or, to Seller's Knowledge, investigation with respect to Taxes now in progress, pending, or, to the Seller's Knowledge, threatened against or with respect to any Company, and no claims have been asserted in writing to the Seller or any Company relating to Taxes against any Company;

          (iii) to the Seller's Knowledge, no claim has been made against any of the Companies by a Taxing Authority in a jurisdiction where such Person does not pay Taxes or file Tax Returns that such Person is or may be subject to Taxes assessed by such jurisdiction;

          (iv) none of the Companies has waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed; and none of the Companies has consented to extend the period in which any Tax may be assessed or collected by any Tax Authority;

          (v) there are no Liens for Taxes upon any of the assets of, or interests in, any Company, other than for Liens for Taxes not yet due and payable;

          (vi) to Seller's Knowledge, there are no material unresolved questions or claims concerning any Company's actual or alleged Tax liability;

          (vii) no Company shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) a change in method of accounting for a Pre-Closing Tax Period, (ii) any "closing agreement," as described in
     Section 7121 of the Tax Code (or any corresponding provision of state, local or non-U.S. income Tax law), (iii) any sale reported on the installment method where such sale occurred in a Pre-Closing Tax Period,
     (iv) any prepaid amount received in a Pre-Closing Tax Period (other than amounts prepaid in the Ordinary Course), or (v) any intercompany transaction or any excess loss account described in Treasury regulations under Section 1502 of the Tax Code (or any corresponding or similar provision of state, local or non-U.S. income law); and

          (viii) none of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be fully deductible under (i) Section 280G of the Tax Code (or any similar provision of state, local or non-U.S. law) or (ii) Section 162(m) of the Tax Code (or any similar provision of state, local or non-U.S. law).

          (b)  No Company:

          (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code;

          (ii) filed a consent under Section 341(f) of the Tax Code; or

          (iii) is liable for the Taxes of another Person (other than any of the Companies) (A) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or non-U.S. law), (B) as a transferee or successor, or (C) by contract or indemnity or otherwise.

          (c) None of the Companies owns an interest in any entity either treated as a partnership or whose separate existence is ignored for U.S. federal Tax purposes. None of the Companies owns an equity interest of another entity treated as a corporation for U.S. federal tax purposes, except for UBC which only owns all of the outstanding equity interests of KARK-TV. None of the assets of any Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. None of the Companies is a party to any "safe harbor lease" that is subject to the provisions of
Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Tax Code. Except as set forth in the attached Schedule 2.10, none of the Companies has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Tax Code in the two years prior to the date of this Agreement. None of the Companies has any "non-recaptured net Section 1231 losses" within the meaning of Section 1231(c)(2) of the Tax Code. None of the Seller's consolidated group for U.S. federal income tax purposes has any limitation imposed by Section 382 of the Tax Code (or other Section of the Tax Code) on its ability to use any of its net operating losses (or other carryover Tax items), if any.

     2.11 Contracts and Commitments.

          (a) Generally. Except for the Transaction Documents, the Contracts described on the attached Schedule 2.8, Schedule 2.11(a) or Schedule 2.17, or any Excludable Contract, no Company is a party to or bound by, and no Company is subject to, any "Material Contract." A "Material Contract" shall mean any of the following:

          (i) collective bargaining agreement or Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

          (ii) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor or on a consulting basis) providing for the payment of more than Fifteen Thousand Dollars ($15,000.00) per year or having effect for more than two years following the Scheduled Closing Date, other than at the will of the employing Person, or any agreement to provide severance or any other compensation, perquisite or benefit (other than as required by COBRA) upon any termination of employment or other engagement;

          (iii) agreement, indenture or other Contract placing a Lien on any of its assets;

          (iv) agreement with respect to any Investment by, to or in the Companies;

          (v)  network affiliation, license or royalty agreement;

          (vi) Time Sale Contract;

          (vii) Program Contract;

          (viii) guaranty of any obligation of any other Person, other than endorsements made for collection made in the Ordinary Course;

          (ix) sales representation agreement;

          (x) agreement with any rating service or intellectual property licensing organization;

          (xi) lease or agreement (a) under which any Company is lessee of, or holds or operates, any personal property owned by any other Person either entered into in the Ordinary Course and calling for payments in excess of Twenty-five Thousand Dollars ($25,000) annually or entered into outside of the Ordinary Course and calling for payments in excess of Ten Thousand Dollars ($10,000.00) annually, or (b) under which any Company holds or occupies any real property or interest therein;

          (xii) lease or agreement under which any Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

          (xiii) agreement, contract or understanding pursuant to which any Company subcontracts work to a third party; or

          (xiv) other agreement material to the business or operation of the Companies or the Stations, in each case taken as a whole.

          (b) Absence of Breach, etc. To Seller's Knowledge: (a) each Material Contract is in full force and effect; and (b) no Material Contract has been breached in any material respect, canceled or repudiated by any Company or, to the Seller's Knowledge, by any other party thereto. The Companies have performed in all material respects all obligations required to be performed by them in connection with the Material Contracts and are not in receipt of any unresolved claim of default under any such item; and the Companies have no present expectation or intention of not fully performing any obligation pursuant to a Material Contract

          (c) Available Program Runs. With respect to each Program Contract, the "Available Runs" specified on the attached Schedule 2.11(c) is the number of unused exhibitions pursuant to the cash portion, if any, of such Program Contract as of the corresponding date specified on such Schedule.

          (d) Copies. Prior to the date of this Agreement, the Companies have furnished to the Buyer a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto. The attached Schedule 2.11(a) contains an accurate and complete description of all material terms of all oral Material Contracts.

     2.12 Proprietary Rights.

          (a) Generally. The attached Schedule 2.12(a) sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by the Companies (ii) all call letters, if any, used by the Companies with respect to the Stations, and (iii) all other licenses or similar agreements or arrangements to which any Company is a party either as licensee or licensor for the Proprietary Rights.

          (b)  Ownership; Infringement. Except as set forth on the attached
Schedule 2.12(b): (i) taken together, the Companies own and possess all right, title and interest in and to, or have a valid and enforceable right to use, the call letters "KARK-TV" and "WDHN" and each of the call letters and registered Proprietary Rights described or required to be described on the attached
Schedule 2.12(a), free and clear of all Liens, other than Permitted Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or, to the Seller's Knowledge, is threatened, (ii) no loss or expiration of any "Material Proprietary Right" (defined to be the call letters "KARK-TV" and "WDHN" and each of the call letters and registered Proprietary Rights described or required to be described on Schedule 2.12(a)) is pending, reasonably foreseeable, or, to the Seller's Knowledge, threatened, (iii) no Company has received any notice of, nor does the Seller have Knowledge of any facts that indicate a likelihood of, any infringement or misappropriation by, or any conflict with, any third party with respect to any Material

Proprietary Right, including any demand or request that any Company license rights from a third party, (iv) no Company has in any material respect infringed, misappropriated or otherwise conflicted with any rights of any third party and the Seller has no Knowledge of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Companies or Stations, and (v) to the Seller's Knowledge, no Material Proprietary Right has in any material respect been infringed, misappropriated or conflicted by any third party.

     2.13 Litigation; Proceedings. Except as set forth on Schedule 2.13 and except for matters affecting the broadcast television industry generally, there are no actions, suits, proceedings, orders, judgments, decrees or, to the Seller's Knowledge, investigations, existing or pending (or, to the Seller's Knowledge, threatened) against or affecting any Company at law or in equity, or before or by any court or other Governmental Entity, and, to the Seller's Knowledge, there is no basis for any of the foregoing. Neither the Seller nor any Company has received any opinion or memorandum or legal advice from legal counsel to the effect that any Company is exposed, from a legal standpoint, to any liability or disadvantage that reasonably could be expected to have a Material Adverse Effect.

     2.14 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or any Affiliate thereof, except with Associated Media Partners, who, upon Closing, will be paid by Seller.

     2.15 Governmental Licenses and Permits. To Seller's Knowledge, the attached Schedules 2.9(a) and 2.15 sets forth a complete listing and summary description of all material Licenses owned or possessed by the Companies or used by the Companies in the conduct of the business and operation of the Stations. Taken together, the Companies own or possess all right, title and interest in and to all of the Licenses which are necessary or material to conduct their respective businesses as currently conducted. No loss or expiration of any material License is pending or, to the Seller's Knowledge, threatened or reasonably foreseeable (including as a result of the transactions contemplated by this Agreement) other than by reason of expiration in accordance with the terms thereof.

     2.16 Employees. Except as set forth on Schedule 2.16: (a) as of the date hereof, no key executive employee and no group of employees or independent contractors of the Companies has given oral or written notice of termination of his, her or its employment or relationship as an independent contractor with the Companies, (b) except for matters that have been finally resolved and shall present no liability to any Company following the date hereof, the Companies have complied during the last five years in all material respects with all applicable Legal Requirements relating to the employment of personnel and labor including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, collective bargaining (including, but not limited to, any notice and "effects" bargaining obligations that exist under any law or agreement) and the payment of social security and other taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, (c) during the last five years the Companies have not experienced any strike, material grievance, unfair labor practice claim or other material employee or labor dispute (other than those grievances, unfair labor practice claims and/or employee or labor disputes that have been finally resolved and shall present no liability to any Company following the date hereof); and (d) during the last five years the Companies have not engaged in any unfair labor practice (other than those that have been finally resolved and shall present no liability to any Company following the date hereof). To the Seller's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Companies. Schedule 2.16 sets forth, for each individual now engaged by the Companies as an employee or independent contractor with respect to the Stations, such person's name, start date, title or position, and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), as of the date of this Agreement.

     2.17 Employee Benefit Plans.

          (a) Schedule 2.17 identifies all bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization or severance plans, "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and material fringe benefit plans sponsored, maintained or contributed to by any Company or with respect to which any Company has any liability, with respect to current or former employees of the Companies (the "Plans"). No Company is a participating or contributing employer to any Multiemployer Plan nor has any Company incurred any withdrawal liability with respect to any Multiemployer Plan or any liability in connection with the termination or reorganization of any Multiemployer Plan.

          (i) Each such Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with the applicable provisions of ERISA and the Tax Code and all other applicable legal requirements, rules and regulations.

          (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Tax Code Section4980B have been met with respect to each such Plan that is an Employee Welfare Benefit Plan.

          (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Plan that is an Employee Welfare Benefit Plan.

          (iv) Each Plan that is intended to be qualified under section 401(a) of the Tax Code (i) has been amended to reflect all requirements of the Tax Reform Act of 1986 and (ii) if required by law, has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such changes in law.

          (v) The market value of assets under each such Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and unvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          (vi) The Companies have delivered to the Buyer prior to the date of this Agreement correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 annual report as filed with the Internal Revenue Service, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Plan.

          (b) With respect to each Plan that any of the Companies, and any Controlled Group of Corporations which includes any of the Companies, maintains (or ever has maintained) or to which any of them contributes (or ever has contributed or ever has been required to contribute):

          (i) No such Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

          (ii) There have been no Prohibited Transactions with respect to any such Plan. No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened. The Seller has no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

          (iii) The Companies have not incurred, and the Seller has no reason to expect that any Company will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Tax Code with respect to any such Plan which is an Employee Pension Benefit Plan.

          (c) The Companies do not maintain (and have not maintained since June 1, 1988, and to the Seller's Knowledge, did not maintain prior to June 1, 1988) and do not contribute (nor have ever contributed or been required to contribute since June 1, 1988, and to the Seller's Knowledge, prior to June 1, 1988) to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Tax Code Section 4980B).

     2.18 Affiliate Transactions. Other than as described on the attached
Schedule 2.18, no Insider (i) is a party to any material Contract or transaction with any Company or which pertains to the business or operation of either Station (other than in such Insider's capacity as an employee of any Company, the compensation for which is reflected on the Employees Certificate), or (ii) has any interest in any Company's property or assets.

     2.19 Compliance with Legal Requirements. The Seller and the Companies have complied in all material respects with all applicable Legal Requirements that affect the business or operations of the Companies and the Stations (including the Companies' broadcasting, production, promotion, marketing and sales activities) and to which Seller or any Company is subject, and, except as set forth on Schedule 2.19, no claim has been filed or made during the previous three years against the Seller (with respect to the Stations or the Companies) or any Company alleging a violation in any material respect of any such Legal Requirement. Except as set forth on the attached Schedule 2.19, neither the Seller or any Company has been made or become aware that a Company is now subject (or has been subject during the previous five years) to any investigation, penalty assessment or audit by any Governmental Entity or to any other allegation that the Seller (with respect to the Stations or the Companies) or any Company (including any agent, representative or broker acting on behalf of the Seller (with respect to the Stations or the Companies) or any Company) violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

     2.20 Environmental Matters.

          Except as set forth on Schedule 2.20:

          (a) Compliance Generally. The Companies have complied in all material respects with all Environmental and Safety Requirements.

          (b) Permits. The Companies have obtained and complied in all material respects with all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their businesses, and such permits, licenses and other authorizations, to the extent in effect at Closing, may be relied upon for continued lawful conduct of the business and operations of the Companies or the Stations immediately after the Closing Transactions without transfer, reissuance, or other approval or action by any Governmental Entity or other Person.

          (c) Claims. Neither the Seller (with respect to the Stations or the Companies) nor either of the Companies has received any claim, complaint, citation, report or other notice regarding any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

          (d) Facilities. To the Seller's Knowledge, none of the following exists at any property or facility at any time owned, occupied or operated by any Company or in connection with the operation of either Station:

          (i)  underground storage tanks;

          (ii) asbestos containing materials in any form or condition;

          (iii) materials or equipment containing polychlorinated biphenyls; or

          (iv) landfills, surface impoundments or other disposal areas.

          (e) Transaction-Triggered Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Closing Transactions imposes any obligations on any Company for site investigation or cleanup, or notification to or consent of any Governmental Entity or any other Person, pursuant to any Environmental and Safety Requirement (including any so-called "transaction-triggered" or "responsible property transfer" legal requirements and regulations).

          (f) Liability for Others. The Companies have not, by contract or by operation of law, assumed or undertaken any material liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.

          (g) Reports. The Companies have provided to the Buyer all environmental audits, reports and other material environmental documents in the Seller's or any Company's possession or control relating to the current properties, facilities and operations of any Company or either Station.

          (h) Environmental Liens. No Environmental Lien has attached to any property owned, leased or operated by any Company arising out of any action or omission of, or, to the Seller's Knowledge, any other Person.

     2.21 Assets. The Companies have legal title to, a valid leasehold interest in (as lessee), or license for (as licensee), all buildings, machinery, equipment and other tangible assets, necessary for the conduct of the businesses and operations of the Stations as presently conducted, which legal title, leasehold interest or license is, in each instance, free and clear of all Liens, except for Permitted Liens. At the date hereof, each such tangible asset is in good operating condition and repair (reasonable wear and tear excepted) and is suitable for the purposes for which it is presently used and presently proposed to be used, except as otherwise set forth on the attached Schedule 2.21. At the Closing, each such tangible asset will be in good operating condition and repair (reasonable wear and tear excepted) and shall be suitable for the purposes for which it is presently proposed to be used by the Companies, except as otherwise set forth on the attached Schedule 2.21, or as may result from the Brokers' use or possession thereof under the TBA's or natural obsolescence or insured casualty.

     2.22 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Company.

     2.23 Bank Accounts. All of the bank accounts of each Company are listed on the attached Schedule 2.23.

     2.24 Corporate Records. The corporate books and records of the Companies provided to the Buyer prior to the date of this Agreement accurately reflect all material corporate action taken by each Company's board of directors, committees and shareholders. The copies of the corporate and stock books and records of the Companies, and the articles or certificates of incorporation and bylaws (each, together with all amendments thereto), provided to the Buyer prior to the date of this Agreement are true and complete copies of the originals of such documents.

     2.25 Disclosure. With respect to the Seller, the Companies and the Stations, neither this Agreement, nor any of the schedules or exhibits hereto, to Seller's Knowledge, contains any untrue statement of a material fact or, when considered as a whole with respect to the business, operations, financial condition, and results of operations of the Companies and the Stations taken as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          As a material inducement to the Seller and the Companies to enter into this Agreement and the TBAs, the Buyer hereby makes the representations and warranties set forth in this Article III as of the date of this Agreement. The Buyer agrees that, if the Closing occurs, then as of the time of the Closing each representation and warranty set forth in this Article III will be deemed to be remade by the Buyer as a material inducement to the Seller to consummate the Closing Transactions.

     3.1 Organization and Power. The Buyer and each Broker is a limited liability company that is validly existing and in good standing (or has comparable active status) under the legal requirements of the State of Delaware and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under the Transaction Documents to which it is a party requires it to be so qualified. The Buyer and each Broker has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

     3.2 Authorization of Transaction. No proceedings or actions on the part of the Buyer or either Broker are necessary to approve and authorize the Buyer's or either Broker's execution and delivery of this Agreement or any other Transaction Documents to which it is a party or the performance of its obligations hereunder or thereunder. No other proceeding or action on the part of the Buyer or either Broker, or any of the Buyer's or any Broker's members, management committee, if any, or managers, is necessary to approve and authorize the Buyer's or any Broker's execution and delivery of the Transaction Documents to which it is a party or the performance of any of its obligations thereunder. This Agreement constitutes, and each of the other Transaction Documents to which the Buyer or either Broker is a party will when executed constitute, a valid and binding obligation of such Person, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other legal requirements affecting creditor's rights generally and limitations on the availability of equitable remedies.

     3.3 Absence of Conflicts. Assuming the accuracy of the representations and warranties set forth in Section 2.4, neither the execution, delivery and performance of this

Agreement or any other Transaction Document by the Buyer or either Broker nor the consummation by the Buyer or either Broker of the transactions contemplated hereby or thereby:

          (a) does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the limited liability company agreement or similar organizational or governing document of the Buyer or either Broker or under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Buyer or either Broker is bound or by which it or any of their respective assets are affected, or any Legal Requirement to which the Buyer or either Broker or any of their respective assets are subject, or

          (b) without limiting the foregoing, require any Consent of any Governmental Entity or any other Person, in each case other than as described in
Section 2.4 or the attached Schedule 2.4.

     3.4 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or any Affiliate thereof.

     3.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to the Buyer's knowledge, threatened) against or affecting the Buyer or either Broker at law or in equity, or before or by any Governmental Entity, that could reasonably be expected to adversely affect the Buyer's or either Broker's performance under this Agreement or the other agreements contemplated hereby to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     3.6 Qualification as a Licensee. The Buyer is now and will, from and after the date upon which the Buyer executes the application(s) described in Section 4.7, be legally, financially and otherwise qualified under the Communications Act and the FCC Regulations to purchase and be the holder of the Stock, and at the time of such execution the Buyer will be able to make all necessary representations, including financial representations, which are required to be made by the Buyer in such application(s). No fact exists that would under the Communications Act or the FCC Regulations disqualify the Buyer as the holder of the Stock, and the Buyer is not aware on the date of this Agreement of any waiver of the FCC Regulations that will be required in order for the FCC Consents to be granted.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

     4.1 Exclusivity. Until this Agreement is terminated in accordance with its terms, the Seller and the Companies will not (and will not cause or permit any Affiliate, director, officer, employee, stockholder or agent of the Seller or any Company to), directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of any Company,
(ii)
merger or consolidation of any Company, (iii) acquisition or purchase of any material asset (or any material portion of the assets) of, or any Equity Security of, any Company or (iv) similar transaction or business combination involving any Company or any material assets or any Equity Security of any Company; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. The Seller further agrees to promptly notify the Buyer in the event that any of the Persons described in the preceding sentence receives any such inquiries of the type mentioned above from any other Person indicating or suggesting an interest in acquiring all or any part of any Company's or Station's business or assets. Until this Agreement is terminated in accordance with its terms, the Seller will notify the Buyer if any Person makes any bona fide proposal or offer with respect to any of the foregoing.

     4.2  Operation and Maintenance of the Business.

          (a) Through the Commencement Date. From the date of this Agreement through the Commencement Date, unless the Buyer otherwise consents in writing, the Companies will conduct the business and operations of the Stations only in the Ordinary Course.

          (b) Through the Closing Date. From the date of this Agreement through the Closing, unless the Buyer otherwise consents in writing, the Companies will:

          (i) from after the Commencement Date, conduct the business and operation of the Stations in compliance with the terms and conditions set forth in the TBAs;

          (ii) pay their Accounts Payable before the same are past due, and after the Commencement Date make other expenditures only as a Broker reasonably requests or to comply with the TBAs or as may be required by law or contract;

          (iii) not sell or otherwise dispose of any of the Companies' property or assets, except as required in the Ordinary Course; provided, however, that, prior to Closing, KARK-TV and UBC will transfer to Seller all shares of John Hancock Financial Services, Inc.;

          (iv) except as expressly contemplated by this Agreement, not declare, set aside, or pay any dividend or make any distribution with respect to its Equity Securities or redeem, purchase or otherwise acquire or issue any of its Equity Securities;

          (v) not take or fail to take any action, if such action or failure, if taken immediately prior to the date hereof, would have caused the representations set forth in Article II hereof to be untrue in any material respect as of the date hereof;

          (vi) cause their current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect;

          (vii) use commercially reasonable efforts to keep in full force and effect their existence and all rights, franchises, Proprietary Rights and contractual rights relating or pertaining to the Stations, including all FCC Authorizations and the Network Affiliation Agreements;

          (viii) use reasonable efforts to keep intact their present business organizations, including the present business operations, physical facilities, working conditions and employees and their present relationships with lessors, licensors, suppliers, customers, independent contractors and others having business relations with it;

          (ix) maintain their books, accounts and records in the Ordinary
     Course;

          (x) comply in all material respects with all applicable Legal Requirements and all contractual obligations applicable to their operations and business, and pay all applicable Taxes which are due and payable (other than any such Taxes which are being contested in good faith);

          (xi) not enter into any Program Contract for which payment is to be made in whole or in part by the provision of advertising time or otherwise not in cash (a "Barter Program Contract");

          (xii) not enter into any Program Contract which is not a Barter Program Contract and under which any payment could be required to be made after the Commencement Time unless both (A) the aggregate amount which will become payable under such Program Contract does not exceed Twenty-five Thousand Dollars ($25,000.00), and (B) the aggregate amount which will become payable under such Program Contract and all other Program Contracts entered into after the date of this Agreement and in reliance on clause (A) above and this clause (B) does not exceed Fifty Thousand Dollars ($50,000.00);

          (xiii) not enter into any Trade arrangement, or increase the amount of any liability or obligation under any existing Trade arrangement;

          (xiv) not enter into any material Contract or transaction, except for any Excludable Contract which is entered into prior to the Commencement Date; or

          (xv) not declare or make any payment or distribution of cash or other property to their stockholders with respect to their Equity Securities or purchase or redeem any shares of their Equity Securities (including any warrants, options or other rights to acquire their Equity Securities).

     4.3  Information and Access.

          (a) Subject to Section 7.4(c) and for the sole purpose of allowing the Investigating Parties' (defined below in this paragraph) to conduct those business, accounting, financial, environmental, legal and other reviews of the Companies and the Stations which are reasonably necessary to permit the Buyer to consummate the Closing Transactions as contemplated under this Agreement and conduct the Companies' business and operation thereafter, from time to time at the Buyer's request upon reasonable notice and at reasonable times from the Commencement Date through the Closing, the Seller and the Companies will provide to representatives of the Buyer and its subsidiaries and their respective financing parties and each of their respective agents, employees and accounting, tax, legal and other advisors (collectively, the "Investigating Parties") the following, in each case so long as such access does not unreasonably interfere with the business and operations of the
Companies:

          (i)  access to the property and assets of the Companies;

          (ii) access to all accounts, the insurance policies, Tax Returns (but not the consolidated federal Tax Return of Morris Multimedia, Inc. and its subsidiaries), Contracts, and other books and records concerning the Stations, Companies and their business and operations and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

          (iii) the opportunity to discuss the affairs, finances and accounts of the Companies with those directors (or equivalent officials), senior management employees, key sales representatives and present and former independent accountants of the Companies who would reasonably be presumed to have information that would be relevant for the purposes set forth above.

          (b) Without limiting Section 4.3(a) prior to the Closing the Seller and the Companies will (i) give the Investigating Parties such access to such books and records pertaining to the Seller and the Companies as may reasonably be required in order to perform any audit or other review and any disclosure that they may deem appropriate in connection with any offering of securities by the Buyer or any Affiliate thereof, and the Seller and the Companies (to the extent such consent is necessary) hereby consent to the use of information contained in such books and records for any such purpose, and (ii) use reasonable efforts to assist the Investigating Parties in the conduct of such audit or other review; provided, however, that Seller and the Companies must approve in advance in writing (such approval not to be unreasonably withheld) the disclosure of any information which Seller or a Company considers to be confidential, proprietary or a trade secret.

     4.4 Consents Generally. Except as set forth in the immediately succeeding paragraph, the Seller will use commercially reasonable efforts in good faith (without being required to make any payment not specifically required by the terms of any related Contract or Legal Requirement or agree to any material modification or waiver of any term of any Contract or any other right) to (a) obtain or cause to be obtained prior to the Closing Date all Consents except the Network Affiliation Consents, and (b) cause each such Consent to be effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing), and the Buyer will use commercially reasonable efforts not to interfere with such efforts and to facilitate Seller's obtaining such consents.

          The Buyer will use commercially reasonable efforts in good faith (without being required to make any payment not specifically required by the terms of any related Contract or Legal Requirement or agree to any material modification or waiver of any term of any Contract or any other right) to obtain prior to the Commencement Date any Consents relating to the Network Affiliation Agreements (the "Network Affiliation Consents").

     4.5 Debt Repayment. At the Closing, the Seller will repay or satisfy all Indebtedness of the Companies. In connection with the repayment described above, the Seller will obtain a release of any Liens with respect to Indebtedness against the Stock or any of the property or assets of the Companies. The Seller will cause the Companies to duly file releases or terminations of such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed.

     4.6 Application(s) for FCC Consent. Prior to the 10th Business Day after the date hereof, each of the Seller and the Buyer will (and/or cause its appropriate Affiliate(s) to) complete its portion of the application(s) to the FCC for the FCC Consents and, together with the other Persons who are required to join in such filings, file such application(s) with the FCC. The Seller and Buyers shall each pay one-half of all applicable FCC application filing fees. Each Party will diligently take or cooperate in the taking of all reasonable steps that are necessary, proper or desirable to expedite the preparation and filing of such application(s) and their prosecution to Final Orders and to obtain any extension of the effectiveness of any FCC Consent that may be required in order to permit the purchase and sale of the Stock to be consummated pursuant to this Agreement. The Seller will provide the Buyer and the Buyer will provide the Seller with a copy of any pleading, order or other document served on such Person or any of its Affiliates relating to any such application(s), unless such pleading, order or other document indicates on its face that it was served upon or delivered to the Buyer or the Seller, as the case may be, or any of its Affiliates. No Party will, and each Party will use its best efforts not to cause or permit any of its officers, directors, partners or other Affiliates to, take any action that could reasonably be expected to materially and adversely affect the likelihood of the grant of any FCC Consent or any FCC Consent becoming a Final Order.

     4.7  Further Assurances.

          (a) Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to the Buyer's and the Seller's respective obligations to consummate the Closing Transactions to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).

          (b) Notice of Breach. Promptly after the Buyer or any of its officers, directors or management employees obtains knowledge thereof, but in all events prior to the Closing, the Buyer will inform the Seller of any fact or circumstance which, if it existed on the Closing Date, would constitute a material breach of any representation or warranty of the Buyer set forth in this Agreement or any material breach of any covenant or agreement of Buyer or either Broker set forth in this Agreement, or any threatened or instituted proceeding of a type described in Section 5.1(c) or Section 5.2(d). Promptly after the Seller obtains Knowledge thereof, but in all events prior to the Closing, the Seller will inform the Buyer of any fact or circumstance which, if it existed on the Commencement Date or the Closing Date, would constitute a material breach of any representation or warranty made by the Seller on that date as set forth in this

Agreement or any material breach of any covenant or agreement of the Seller or any Company set forth in this Agreement, or any threatened or instituted proceeding of a type described in Section 5.1(c) or Section 5.2(d). No such knowledge or notice will affect any Party's right to indemnification or other remedy provided for in this Agreement in respect of any such matter of which it obtains knowledge or receives such notice.

          (c) Notice of Certain Other Events. Without limiting Section 4.7(b), at all times prior to the Closing Date, the Seller will give prompt written notice to the Buyer (i) if any material portion of the property or assets of any Company suffers damage on account of fire, explosion, or other cause of any nature that is sufficient to prevent or materially affect the business or operation of either Station or any Company in any material respect, (ii) if the regular broadcast transmission of either Station in the normal and usual manner in which it heretofore has been operating is interrupted or interfered with in any material manner, (iii) if the Seller or any Company receives a National Labor Relations Board union election petition relating to employees of any Company, (iv) if any Company receives notice from any Market Cable System carrying either Station's signal of such Market Cable System's intention to delete either Station from carriage or change either Station's channel position on such Market Cable System, or (v) any party thereto takes any action or makes any request (or gives any notice to the effect that it intends to take any action or make any request) with respect to the cancellation, amendment, termination or other modification of any Network Affiliation Agreement.

          (d) KARK Tower. The Seller and the Companies shall use their commercially reasonable best efforts to transfer good title to the KARK Tower from the Seller to KARK-TV free from all Liens except Permitted Liens.

     4.8  Real Estate Matters.

          (a) Title Insurance. Prior to the Closing, the Seller will obtain for the benefit of the Buyer and the Companies from and after the Closing, all documents reasonably required (including estoppel certificates, owner's affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners Policy of Title Insurance, as the case may be, Form B-1970, for each parcel of Real Property, issued by a title insurer designated by the Buyer (the "Title Insurer"), in such amount as the Buyer reasonably determines to be the fair market value thereof (including all Improvements thereon), insuring the Companies' interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as the Buyer may reasonably request.

          (b) Surveys. The Seller will provide all documentation and use all commercially reasonable efforts necessary to procure for the benefit of the Buyer and the Companies from and after the Closing, in preparation for the Closing, current surveys of each parcel of Real Property disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Stations or the Companies, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the commitment for the title insurance policy described in Section 4.8(a), and certified to the Buyer, the Companies, the Buyer's lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described above in Section 4.8(a). The Buyer shall bear the cost of obtaining such surveys.

     4.9 Copies of New Contracts. Promptly after it is entered into, the Seller will deliver, or will cause the Companies to deliver, to the Buyer a true and correct copy of any written Contract (other than any Excludable Contract), and a complete and correct summary of the material terms and conditions of any oral Contract (other than any Excludable Contract), which is entered into by any Company after the date of this Agreement and prior to the Closing (other than, if after the Commencement Date, at the Buyer's or a Broker's written request or with the Buyer's or a Broker's written consent).

     4.10 HSR Act. Each Party will use reasonable efforts to prepare and, as soon as practicable after the date of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ"), any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. The Buyer and the Seller will each pay one-half of the filing fees associated with any such filing. Each Party will promptly supply any additional information which may be required or requested by the FTC or the DOJ. Each Party will take all such actions and will file and use reasonable efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust legal requirements for the consummation of the transactions contemplated by this Agreement.

     4.11 No Premature Assumption of Control. Nothing contained in this Agreement or the TBAs will give the Buyer or either Broker any right to control the programming or operations of the Stations prior to the Closing Date, and the Seller and the Companies will have complete control of the programming and operations of the Stations through the Closing Date.

                                    ARTICLE V

                        CONDITIONS TO CERTAIN OBLIGATIONS

     5.1 The Buyer's Closing Conditions. The obligation of the Buyer to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the time of the Closing:

          (a) The representations and warranties set forth in Article II of this Agreement will be true and correct in all respects at and as of the time of the Closing as though then made, except with respect to facts and circumstances that in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect; provided that for purposes of this clause (a), changes in market conditions or the economy, war, acts of terrorism, the acts or omissions of Buyer, the acts or omissions of one of the Brokers under one of the TBAs whether agreed or consented to by Seller or a Company or not, and the acts or omissions of any Person after the Commencement Date (not including the acts or omissions of the Seller, the Companies and/or their respective Affiliates, and acts or omissions in response to a wrongful act or omission of Seller or a Company), shall not be considered in determining whether there has been or there reasonably could be a Material Adverse Effect;

          (b) Except with respect to covenants and agreements required to be performed by Seller and the Companies under any of the Transaction Documents after the date hereof and at or prior to the Closing which were not performed or complied with by Seller and the Companies in all material respects due to the acts or omissions of Buyer or one of the Brokers, the Seller and the Companies will have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under any of the Transaction Documents at or prior to the Closing, and the title insurance commitments and surveys described in Section 4.8 will have been obtained and will be in effect; provided that in any event the Seller will have performed and complied in all respects with all of the covenants and agreements required to be performed by it pursuant to Section 4.5 hereof.

          (c) There will be no action or proceeding before any Governmental Entity pending or threatened wherein an unfavorable judgment, decree, injunction or order could (i) prevent or have a material adverse effect on the consummation of any Closing Transaction, (ii) have a Material Adverse Effect, or (iii) result in any Closing Transaction being declared unlawful or rescinded, and no such judgment, decree, injunction or order will be in effect;

          (d) The FCC Consent will be effective and will have become a Final Order and all other Consents required from Governmental Entities, Network Affiliation Consents and Other Required Consents will have been obtained and be in full force and effect ;

          (e) The Buyer shall have received from the Seller's counsel an opinion that shall be addressed to the Buyer and dated as of the Closing Date and shall be in form and substance reasonably acceptable to the Buyer's counsel; and

          (f) On or prior to the Closing Date, the Seller will have delivered to the Buyer all of the following:

          (i) Copies of all Consents which have been obtained prior to the Closing;

          (ii) Certificates, dated not earlier than the twentieth (20th) Business Day prior to the Closing Date, of the Secretary of State of the states under the laws of which the Seller and the Companies are organized and each state in which any Company is required to be qualified to do business stating that the Seller and the Companies, as applicable, are in good standing or have comparable active status in such states;

          (iii) A certificate dated as of the Closing Date certifying that each of the conditions set forth in Sections 5.1(a), 5.1(b) and 5.1(d) has been and is satisfied as of the time of the Closing;

          (iv) All certificates representing the Stock, duly endorsed for transfer to the Buyer;

          (v) An assumption agreement and a related release, in forms reasonably acceptable to the Buyer, executed by the Seller and Dean Hinson, pursuant to which the Seller shall have assumed the Hinson Liability and Dean Hinson shall have released the Buyer and the Companies from the Hinson Liability.

          (vi) The minute books, stock ledgers and all other corporate books and records of each Company; and

          (vii) Such other documents or instruments as the Buyer's counsel reasonably requests to Seller's counsel on or before the Tenth (10th) Business Day prior to the Closing Date and are reasonably necessary to effect at Closing the transactions contemplated by this Agreement.

          (g) As of the Closing Date, the KARK Tower shall be owned by KARK-TV free and clear of all Liens except Permitted Liens.

     5.2 The Seller's Closing Conditions. The obligation of the Seller to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article III of this Agreement will be true and correct in all material respects at and as of the time of the Closing as though then made; (b) The Buyer and the Brokers will have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under the Transaction Documents at or prior to the Closing;

          (c) The FCC Consent will be effective and will have become a Final Order and all other Consents required from Governmental Entities or required under the Network Affiliation Agreements will have been obtained and be in full force and effect;

          (d) The Seller shall have received from the Buyer's counsel an opinion that shall be addressed to the Seller and dated as of the Closing Date and shall be in form and substance reasonably acceptable to the Seller's counsel.

          (e) No action or proceeding before any Governmental Entity will be pending or threatened against the Seller wherein an unfavorable judgment, decree, injunction or order could prevent the consummation of any Closing Transaction, or result in the Closing Transactions being declared unlawful or rescinded, and no such judgment, decree, injunction or order will be in effect; and

          (f) On or prior to the Closing Date, the Buyer or the Brokers will have delivered to the Seller all of the following:

          (i) Certificates, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of Delaware and each state in which either Broker is required to be qualified to do business stating that the Buyer and the Brokers, as applicable, are in good standing or have comparable active status in such state(s);

          (ii) A certificate of the Buyer dated as of the Closing Date certifying that each of the conditions set forth in Sections 5.2(a) and 5.2(b) has been and is satisfied as of the time of the Closing, and

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

          (iii) Such other documents or instruments as the Seller's counsel reasonably requests to Buyer's counsel on or before the Tenth (10th) Business Day prior to the Closing Date and are reasonably necessary to effect at Closing the transactions contemplated by this Agreement; and

          (iv) All funds due to be paid to Seller under this Agreement and/or the TBA's on or before the Closing Date shall have been or shall be paid to Seller.

                                   ARTICLE VI

                                   TERMINATION

     6.1  Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) at any time, by mutual written agreement of the Seller and the Buyer;

          (b) by either Buyer or Seller by written notice to the other, after the denial of any FCC Consent becomes final and non-appealable;

          (c)  at any time by Seller by written notice to Buyer, if

          (i) Buyer voluntarily dissolves, liquidates or terminates operations or applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Buyer or of all or of a substantial part of its assets, admits in writing its inability, or be generally unable, to pay its debts as the debts become due, makes a general assignment for the benefit of its creditors, commences a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or takes any corporate action for the purpose of effecting any of the foregoing; or

          (ii) An involuntary petition or complaint shall be filed against Buyer seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Buyer of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions.

          (d) at any time after the date determined for the Closing in accordance with Section 1.3(a) and before the Termination Date,

          (i) by the Seller, by written notice to the Buyer, if each condition set forth in Section 5.1 has been satisfied (or will be satisfied by the delivery of documents by the

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

     Parties prior to the Closing) or waived in writing on such date and the Buyer has nonetheless failed to consummate the Closing Transactions;

          (ii) by the Buyer, by written notice to the Seller, if each condition set forth in Section 5.2 has been satisfied (or will be satisfied by the delivery of documents by the Parties prior to the Closing) or waived in writing on such date and the Seller has nonetheless failed to consummate the Closing Transactions; or

          (iii) by the Buyer, by written notice to the Seller, if the representations and warranties of Seller set forth in Article II were not true and correct at and as of the Commencement Date, except with respect to facts and circumstances that, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; or

          (iv) by the Seller, by written notice to the Buyer, if the representations and warranties of Buyer set forth in Article III were not true and correct in all material respects at and as of the Commencement Date.

          (e)  on or after the Termination Date, if the Closing has not occurred

          (i)  by the Buyer, by written notice to the Seller,

               (A) at any time when a Seller Party, but no Buyer Party, is in breach of this Agreement or a TBA in any material respect ("Material Breach");

               (B) at any time when both a Buyer Party and a Seller Party are in Material Breach; or

               (C) at any time when no Seller Party and no Buyer Party is in Material Breach; or

          (ii) by the Seller, by written notice to the Buyer,

               (A) at any time when neither no Buyer Party and no Seller Party is in Material Breach;

               (B) at any time when both a Buyer Party and a Seller Party are in Material Breach; or

               (C) at any time when a Buyer Party, but no Seller Party, is in Material Breach.

          (f)  upon termination of a TBA in accordance with the terms thereof.

          (i) by the Buyer, by written notice to the Seller, in the event such termination was as a result of a breach thereof by Seller; or

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

          (ii) by the Seller, by written notice to the Buyer, in the event such termination was as a result of a breach thereof by Buyer.

          (g) on or after the 28th day following the date hereof but prior to the Commencement Date, by the Buyer or the Seller (to the extent such party is not in breach of Section 4.4 hereof), by written notice to the other, if the Network Affiliation Consents have not been obtained or are not in full force and effect.

          (h) prior to the third Business Day following the later of (i) the 30th calendar day after the date hereof, and (ii) the date upon which all Consents required under the HSR Act have been obtained, but in no event later than the day immediately preceding the Commencement Date, the Buyer may terminate this Agreement by written notice to the Seller if, in its sole discretion, it is unsatisfied with the results of its due diligence review and other actions described in Section 1.2(d) or the parties have failed to finalize the Schedules to this Agreement.

          (i) prior to the third Business Day following the later of (i) the 30th calendar day after the date hereof, and (ii) the date upon which all Consents required under the HSR Act have been obtained, but in no event later than the day immediately preceding the Commencement Date, the Seller may terminate this Agreement by written notice to the Buyer if, in its sole discretion, it is unsatisfied with the terms upon which its lenders are willing to permit Seller to enter into this Agreement and/or a TBA.

The "Termination Date" will be the earlier of (1) the date upon which the denial of any FCC Consent becomes a Final Order, or (2) the day after the seven month anniversary of the Commencement Date. The Buyer may not rely on the failure of any condition precedent set forth in Section 5.1 to be satisfied if such failure was caused either by the Buyer's or either Broker's failure to act in good faith or by a breach of or failure by the Buyer or either Broker to perform any of their representations, warranties, covenants or other obligations in accordance with the terms of this Agreement or a TBA, and the Seller may not rely on the failure of any condition precedent set forth in Section 5.2 to be satisfied if such failure was caused either by the Seller's or any Company's failure to act in good faith or by a breach of or failure by the Seller or any of the Companies to perform any of their representations, warranties, covenants or other obligations in accordance with the terms of this Agreement or a TBA.

     6.2  Effect of Termination. If this Agreement is terminated as provided in
Section 6.1, then (i) this Agreement will forthwith become void as of the date of termination and there will be no liability on the part of any Party to any other Party or any other Person in respect thereof, and (ii) unless the Agreement is terminated prior to the Commencement Date, Seller shall pay to Buyer the Deposit, Seller shall pay (the "Cost of Capital Payment") to Buyer an amount equal to the Cost of Capital Payment Amount, and the Brokers shall pay (the "Free Cash Flow Payment") to Seller an amount equal to the Free Cash Flow, in each case by wire transfer of immediately available funds within five (5) Business Days of such termination; provided, however, that:

          (a) if this Agreement is validly terminated pursuant to Section 6.1(d)(ii), 6.1(d)(iii), 6.1(e)(i)(A), or 6.1(f)(i), then, notwithstanding the foregoing, the Brokers shall not be required to make the Free Cash Flow Payment.

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

          (b) if this Agreement is validly terminated pursuant to Section 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii), then Seller shall be entitled to retain the Deposit, and, notwithstanding the foregoing, the Seller shall not be required to make the Cost of Capital Payment, and the Brokers shall not be required to make the Free Cash Flow Payment.

          (c) the obligations of the Parties described in Sections 1.4(b), 7.2 and 7.4(c) and Articles IX and X will survive any such termination; and

          (d) no such termination will relieve any Party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination; provided, further, that the Seller Parties' sole and exclusive remedy in respect of any breach of this Agreement or either TBA by the Buyer or either Broker prior to any such termination shall be the right to terminate this Agreement pursuant to Sections 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii) and to retain the Deposit, as described in clause (b) above and clause (e) below.

          (e)  In the event of a valid termination of the Agreement pursuant to
Section 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii), the Seller shall be entitled upon such termination to retain the Deposit as liquidated damages under this Agreement and not as a penalty, and the retention of such amount shall be the Seller's sole remedy at law or in equity for the Buyer's and/or a Broker's breach hereunder and in respect of termination of this Agreement; provided, however, that if this Agreement is validly terminated pursuant to Section 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii) and the Seller is not
entitled to be retain the entire Deposit as liquidated damages for any reason whatsoever, whether due to a voluntary or involuntary bankruptcy petition filed by or against Buyer or a Broker, due to a court determining that the Deposit is a penalty rather than liquidated damages, or due to any other reason whatsoever, then, notwithstanding anything to the contrary in this Agreement, Seller may pursue any other remedies which Seller may have at law or in equity, including but not limited to specific performance of this Agreement in which case Seller may retain the Deposit to apply towards the Purchase Price at Closing. If the Agreement is validly terminated pursuant to Section 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii), Buyer and each Broker, for itself and its respective successors, assigns, and legal representatives (including but not limited to any trustees in bankruptcy or receivers), do hereby irrevocably acknowledge and agree that the Seller's retention of the Deposit as liquidated damages is not an unenforceable or unlawful penalty and is reasonable in light of the anticipated harm which would be caused by the Buyer's and/or a Broker's breach of this Agreement, the difficulty of proof of loss, the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder, and further do hereby irrevocably waive, give up and release any right to assert that the Deposit cannot be retained by Seller as liquidated damages and agree that any such claim or defense shall not be asserted at any time on any basis.

It is further agreed that if the Agreement is validly terminated pursuant to Sections 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii) and Seller is not entitled to be paid the entire Deposit as liquidated damages because it is determined that, for any reason, such amount is too high, then, notwithstanding anything to the contrary in this Agreement, Seller, at its election (but not at the election of Buyer or a Broker), may request a court of competent jurisdiction to judicially modify downward the amount to be paid as liquidated damages to the highest amount which may be paid

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

under applicable law, and, upon learning such modified amount, Seller, at its election, may elect to be paid such amount as liquidated damages by Buyer and the Brokers, jointly and severally, or may elect not to be paid such amount as liquidated damages and pursue any other remedies which Seller may have at law or in equity, including but not limited to specific performance of this Agreement in which case Seller may retain the Deposit to apply towards the Purchase Price at Closing. If the Agreement is validly terminated pursuant to Sections 6.1(d)(i), 6.1(d)(iv), 6.1(e)(ii)(C), or 6.1(f)(ii), Buyer and each Broker, for itself and its respective successors, assigns, and legal representatives (including but not limited to any trustees in bankruptcy or receivers), do hereby irrevocably agree and consent to such judicial modification at Seller's election and further do hereby irrevocably waive, give up and release any right to assert that such judicial modification may not be made.

                                   ARTICLE VII

                              ADDITIONAL COVENANTS

     7.1 The Retention of Retained Records; Continuing Assistance. Subject to their respective obligations under Section 7.4, after the Closing, the Buyer and the Companies shall provide the Seller, and the Seller's counsel, accountants and other representatives, and the Seller shall provide the Buyer and its subsidiaries and their respective counsel, accountants and other representatives, with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents relating to the Companies or the Stations in their possession pertaining to transactions occurring prior to the Closing Date when requested; provided that such access does not unreasonably interfere with the business or operations of the Companies or the Stations or the Person providing such access. At the request and expense of the requesting Person, the requested Person will deliver copies of any such books and records to the requesting Person. After the Closing, the Buyer and the Companies will not destroy or otherwise dispose of any such books and records in their possession unless the Buyer gives the Seller not less than twenty (20) Business Days' prior written notice of such intended destruction or disposal specifying in reasonable detail the books and records proposed to be destroyed or disposed of, and the Seller will not destroy or otherwise dispose of any such books and records in its possession unless the Seller gives the Buyer not less than twenty (20) Business Days' prior written notice of such intended destruction or disposal specifying in reasonable detail the books and records proposed to be destroyed or disposed of; provided that, prior to such destruction or disposal, the Party to whom such notice is given may request that the books and records proposed to be destroyed of disposed of instead be delivered to such Party, at such Party's expense, in any manner that such Party may reasonably indicate by notice within such twenty (20) Business Day period to the party proposing to make such destruction or disposal, in which case the Party proposing to make such destruction or disposal will instead so deliver such books and records.

     7.2 Press Releases and Announcements. Except for any public disclosure that a Party in good faith believes is required by any Legal Requirement (in which case, if practicable, the disclosing Party will give the other Parties an opportunity to review and comment upon such disclosure before it is made), no Party will make any press release or other public announcement of or with respect to any Transaction Document or any Closing Transaction without the prior written consent of the Buyer (in the case of any such action by a Company prior to the Closing or

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

by the Seller) or of the Seller (in any other case); provided that the Parties shall be permitted to disclose details with respect to the Transaction Documents and the Closing Transactions (i) to its financing sources, and (ii) in conjunction to the offering of securities by the Buyer or any Affiliate thereof or any filing made by the Buyer or its Affiliates with any Governmental Entity.

     7.3 Further Transfers. Each Party will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer of the Stock and the other transactions contemplated hereby.

     7.4  Non-Solicitation and Confidentiality.

          (a) Non-Solicitation. In consideration of the Buyer's entry into this Agreement and the payment of the Purchase Price at Closing, during the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date, neither the Seller nor any Affiliate of the Seller or stockholder of the Seller or any such Affiliate will directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed in the operation of the Companies or the Stations on the date hereof or on the Commencement Date, or induce or attempt to induce any customer or other business relation of the Companies or the Stations into any business relationship that might materially harm the Buyer, the Companies or the Stations. In consideration of and as inducement for the Seller's entry into this Agreement, during the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date, neither the Buyer nor any Affiliate of the Buyer or stockholder of the Buyer or any such Affiliate will directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed in the operation of Morris Multimedia, Inc. or any of its Affiliates on the date hereof or on the Commencement Date (other than employees of any Company). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.4(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 7.4(a) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (b) Confidentiality by the Seller. The Seller and its Affiliates and each stockholder of the Seller or any of its Affiliates will treat and hold as confidential all information concerning the business and affairs of the Companies or the Stations which is of a type that in accordance with the Seller's or the Companies' past practices has been treated as confidential or proprietary ("Confidential Information"), refrain from using any Confidential Information except in connection with this Agreement and the TBAs, and after the Closing, at the request and option of the Buyer, deliver promptly to the Buyer or destroy, all tangible embodiments (and all copies) of Confidential Information which are in their possession or under their control; provided that the Seller shall be permitted to disclose Confidential Information to its financing sources and as

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

required to be disclosed in conjunction to the offering of securities by the Seller or any Affiliate thereof or any filing made by the Seller or its Affiliates with any Governmental Entity. If the Seller or any of its Affiliates or any stockholder of the Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then it or he will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 7.4(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any of its Affiliates or any stockholder of the Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then it or he may disclose such Confidential Information in connection therewith; provided that it or he will use its reasonable best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as the Buyer may designate.

          (c) Confidentiality by the Buyer. Buyer and its Affiliates shall treat and hold as confidential all information concerning the business, financial information, financial statements, and affairs of Morris Multimedia, Inc. and its Affiliates other than the Companies, it being agreed that all such information is confidential; provided that the Buyer shall be permitted to disclose information to its financing sources and as required to be disclosed in conjunction to the offering of securities by the Buyer or any Affiliate thereof or any filing made by the Buyer or its Affiliates with any Governmental Entity. Buyer and its Affiliates shall refrain from using any of such confidential information except as contemplated by this Agreement or the TBAs and shall refrain from disclosing such confidential information to any person or entity other than Buyer's accountants, attorneys, and similar advisors for purposes of entering into and consummating this Agreement or the TBAs and the transaction contemplated hereby or thereby. After any termination of this Agreement pursuant to Section 6.1, Buyer and its Affiliates, at the request of the Seller, deliver promptly to the Seller or destroy all tangible embodiments (and all copies) of any such confidential information which are in their possession or under their control and shall take all reasonable acts necessary to cause its said advisors to do the same. Any of said advisors to whom Buyer or an Affiliate of Buyer discloses any of such confidential information pursuant to this paragraph shall first be made aware of the covenants contained in this paragraph.

          Prior to the Closing and after the termination of this Agreement should the Closing not occur, the Buyer and its Affiliates will treat and hold as confidential all information concerning the business and affairs of the Companies or the Stations that to the Buyer's knowledge is Confidential Information, refrain from using or disclosing any such Confidential Information except as contemplated by this Agreement or the TBAs, and, after any termination of this Agreement pursuant to Section 6.1, at the request of the Seller, deliver promptly to the Seller or destroy all tangible embodiments (and all copies) of any such Confidential Information which are in their possession or under their control; provided that the Buyer shall be permitted to disclose Confidential Information to its financing sources and as required to be disclosed in conjunction to the offering of securities by the Buyer or any Affiliate thereof or any filing made by the Buyer or its Affiliates with any Governmental Entity. If the Buyer or any of its Affiliates is requested or required prior to the Closing (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or

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

similar process) to disclose any such Confidential Information, then it will notify the Seller promptly of the request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer or any of its Affiliates is, on the advice of counsel, compelled to disclose any such Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then it may disclose such Confidential Information in connection therewith; provided that it will use its best efforts to obtain, at the request and expense of the Seller, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as the Seller may designate.

          (d) Remedy for the Seller's or Stockholder's Breach. Any action or omission by an Affiliate of the Seller, or a stockholder of the Seller or an Affiliate of the Seller, that is not a Party and that would constitute a breach of this Section 7.4 if such Person were a party to this Agreement will constitute a breach of this Section 7.4 by the Seller, and each Seller Party will cause each such Affiliate or stockholder to comply with the provisions of this Section 7.4. The Seller and each Company acknowledges and agrees that in the event of a breach by it or any such other Person of any of the provisions of this Section 7.4, monetary damages may be inadequate and the Buyer and its Affiliates may have no adequate remedy at law. Accordingly, in the event of any such breach, the Buyer and its Affiliates may, in addition to any other rights and remedies existing in their favor, enforce their rights and the Seller's and each Company's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

          (e) Remedy for the Buyer's Breach. Any action or omission by an Affiliate of the Buyer that is not a Party and that would constitute a breach of this Section 7.4 if such Person were a party to this Agreement will constitute a breach of this Section 7.4 by the Buyer, and each Buyer Party will cause each such Affiliate to comply with the provisions of this Section 7.4. The Buyer and each Broker acknowledges and agrees that in the event of a breach by it or any such Affiliate of any of the provisions of this Section 7.4, monetary damages may be inadequate and the Seller and its Affiliates may have no adequate remedy at law. Accordingly, in the event of any such breach, the Seller and its Affiliates may, in addition to any other rights and remedies existing in their favor, enforce their rights and the Buyer's and each Broker's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

     7.5 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

          (a) Tax Indemnification. The Seller shall indemnify each of the Companies, the Buyer, and each Buyer Affiliate and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of any of the Companies and their Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any

Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies and their Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury regulations or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than any of the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. The Seller shall reimburse the Buyer for any Taxes of any of the Companies which are the responsibility of the Seller pursuant to this Section 7.5 within ten (10) business days before payment of such Taxes by the Buyer or any of the Companies.

The indemnities of the Seller contained in this Section 7.5 shall not be subject to the limitations contained in Article IX.

          (b)  Allocation of Certain Taxes.

          (i) If any of the Companies is permitted but not required under applicable state, local or non-U.S. income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause the Companies, as applicable, to treat that day as the last day of a taxable period.

          (ii) In the case of Taxes arising in a taxable period of any of the Companies that includes but does not end on the Closing Date, except as provided in Section 7.5(b)(iii), the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the sake of clarity, for purposes of this Section 7.5, any Tax resulting from the departure of any Company from the Seller's Affiliated Group (resulting from the triggering into income of deferred intercompany transactions under Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations or otherwise) is attributable to the Pre-Closing Tax Period.

          (iii) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period; provided, however, that if any property, asset or other right of any of the Companies is sold or otherwise transferred on or prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Tax Period.

          (c) Responsibility for Filing Tax Returns. The Seller shall include the income of the Companies on the Seller's consolidated U.S. federal income Tax Returns for all

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

periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, the Seller shall cause the Companies to join in the Seller's consolidated federal income tax return and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Buyer shall cause the Companies to furnish information to the Seller as reasonably requested by the Seller to allow the Seller to satisfy its obligations under this section in accordance with past custom and practice. The Companies and the Buyer shall consult and cooperate with the Seller as to any elections to be made on returns of the Companies for periods ending on or before the Closing Date. The Buyer shall cause the Companies to file income Tax Returns or shall include the Companies in its or an Affiliate's combined or consolidated income tax returns, for all periods other than periods ending on or before the Closing Date.

          (d)  Cooperation on Tax Matters.

          (i) The Buyer, the Companies, and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until one-hundred eighty (180) days after the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Companies or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

          (ii) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Tax Code and all Treasury regulations promulgated thereunder.

          (e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

          (f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Seller when due, and the Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          (g) Audits. Unless Article IX (including Section 9.3) provides otherwise, (i) the Seller shall allow any of the Companies and its counsel to participate at such Company's expense in any audit of the Seller's consolidated federal income Tax Returns to the extent that such returns relate to any of the Companies, and (ii) the Seller shall not settle any such audit in a manner which would adversely affect the Companies after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Companies both before and after the Closing Date.

          (h) Carrybacks. The Seller shall immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Companies into the Seller's consolidated Tax Return, when such refund (or reduction) is realized by the Seller's group. At the Buyer's request, the Seller will cooperate with the Companies in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. The Buyer agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

          (i) Retention of Carryovers. The Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Companies.

          (j) Conflict. In the event of a conflict between the provisions of this Section 7.5 and any other provision of this Agreement, the provisions of this Section 7.5 shall control.

          (k) Survival. All rights and obligations under this Section 7.5 shall survive the Closing and continue indefinitely.

                                  ARTICLE VIII

                         AGREEMENTS REGARDING EMPLOYEES

     8.1 Station Employees. The Buyer understands, acknowledges and agrees that as of the Closing, the employees employed by the Companies as of the Closing Date (the "Station Employees"), shall no longer be entitled to participate in the Companies' employee benefit plans sponsored by the Seller or Morris Multimedia, Inc., and the Buyer (or its Affiliates) shall cover the Station Employees under its (or an Affiliate's) own employee benefit plans with no reduction in years of credited service. If the Buyer shall terminate the employment any of the Station Employees after the Closing Date, the Buyer shall be responsible for and shall pay any and all severance obligations and earned and accrued vacation owed to such terminated Station Employee. The Buyer or the Companies shall indemnify, defend and hold the Seller and its Affiliates harmless from and against all liabilities, claims and causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of a termination of the employment of any of the Station Employees following the Closing Date, except to the extent related to events occurring prior to the Commencement Date. The Seller shall indemnify, defend and hold harmless the Buyer and the Companies and their Affiliates from and against all liabilities, claims and causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of the employment of the Station Employees prior to the Commencement Date, including but not limited to claims arising out of alleged violations of applicable labor or employment laws or wrongful termination.

     Notwithstanding anything to the contrary contained in this Agreement, Buyer and the Brokers agree that, if this Agreement terminates and the Closing does not occur, then Buyer and the Brokers shall not, for a period of at least two
(2) years after the termination of this Agreement, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any of the employees of the Companies as of such termination.

     Notwithstanding anything to the contrary contained in this Agreement, Buyer and the Brokers agree that, if this Agreement terminates and the Closing does not occur, then (a) Seller and/or the Companies shall have the right to immediately do business with all customers and vendors of the Stations, (b) Buyer and the Brokers shall cease to do business with the Station's customers and vendors, (c) Buyer and the Brokers shall provide all commercially reasonable assistance reasonably requested by the Seller and/or the Companies necessary to facilitate the same, and (d) Buyer and the Brokers shall not, for a period of at least two (2) years after the termination of this Agreement, directly or indirectly, contact, approach, or solicit for the purpose of providing to or purchasing from any such customer or vendor any goods, services, or other items provided to or by a Station during the TBAs.

                                   ARTICLE IX

                       INDEMNIFICATION AND RELATED MATTERS

     9.1 Survival; Absence of Other Representations. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement will survive the Closing and the consummation of the Closing Transactions until the 18 month anniversary of the Closing Date and will not be affected by any examination made for or on behalf of, or any notice to, any Party, the knowledge of any Party or any of their respective officers, directors, stockholders, partners, employees, agents or other representatives, or the acceptance of any certificate or opinion; provided however that (i) the representations and warranties contained in Sections 2.17 and 2.20 shall survive until the sixth anniversary of the Closing Date, (ii) the representations and warranties contained in Section 2.10 shall survive until 90 days after the applicable statute of limitations has expired, and (iii) the representations and warranties contained in Sections 2.2, 2.3, 2.14 and 2.18 shall survive forever; provided further that all claims (other than for fraud) made in respect of any such representations, warranties, covenants or agreements will be subject to any applicable limitations set forth below in Sections 9.2, 9.3 and/or 9.4 of this Article IX. Any claim with respect to the breach of a representation or warranty must be asserted in writing prior to the expiration of the applicable survival period set forth above and if a claim is timely asserted, the applicable representation and warranty shall survive until the final resolution of such claim and the breach described therein. No Party has made or will make in connection with this Agreement any representation or warranty, express or implied, other than as set forth in this Agreement, the schedules hereto, and the certificates delivered pursuant hereto. The rights of indemnification hereunder and termination under Section 6.1 shall be each Party's exclusive remedy for any breach of a representation or warranty under this Agreement (other than for fraud).

     9.2  Indemnification.

          (a)  By the Seller. Subject to the limitations set forth in this
Section 9.2(a), after the Commencement Time, the Seller will indemnify the Buyer and hold the Buyer harmless from and against any loss, liability, Tax, fine, penalty, deficiency, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgment relating to any matter described in clause (i), (ii), (iii), (iv) or (v) below, or in enforcing the indemnity provided by this Section 9.2) (any such amount being a "Loss"), which the Buyer or any of its Affiliates (including any Company) may suffer, sustain or become subject to, as a result of:

          (i) any breach by the Seller of any representation or warranty of the Seller set forth in this Agreement (including any representation or warranty deemed to be remade by the Seller as of the Commencement Time or the Closing pursuant to the first paragraph of Article II) or any certificate delivered by the Seller in connection with the Closing;

          (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person not claiming by, through or under the Buyer, to the extent that the same actually arises from or relates to the business or operation of the Companies, the Stations or any assets or property thereof prior to the Commencement Time, or of the Seller; or

          (iii) any liability or obligation of the Seller or any Company relating to Indebtedness;

          (iv) any breach of any covenant or agreement set forth in this Agreement or a TBA by any Company prior to the Closing or by the Seller;

          (v)  the absence of any Consent; or

          (vi) the Hinson Liability.

provided that, except with respect to the representations and warranties set forth in Sections 2.2, 2.3, 2.10, 2.14, 2.17, 2.18, and 2.20, the Seller's
liability pursuant to this Section 9.2(a) will be subject to the following limitations:

(A) the Seller will not be liable for any Loss described in clause (i) above unless and until the aggregate amount of all Losses described in clause (i) above exceeds $750,000 (the "Seller Threshold Amount"), in which event the Seller will be liable for all Losses described in clause (i) to the extent that they exceed the Seller Threshold Amount; and

(B) the Seller will not be liable for any Loss described in clause (i) above to the extent that the aggregate amount of all Losses described in clause (i) above exceeds $20,000,000.

          (b) By the Buyer. After the Commencement Time, the Buyer will indemnify the Seller and hold the Seller harmless from and against any Loss which the Seller may suffer, sustain or become subject to, as the result of:

          (i) any breach by the Buyer of any representation or warranty of the Buyer set forth in this Agreement (including any representation or warranty deemed to be remade by the Buyer as of the Closing pursuant to the first paragraph of Article IV) or any certificate delivered by the Buyer in connection with the Closing;

          (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person not claiming by, through or under the Seller or any Affiliate of the Seller, to the extent that the same actually arises from or relates to the business or operation of the Stations after the Closing; or

          (iii) any breach of any covenant or agreement set forth in this Agreement or a TBA by any Company after the Closing or by the Buyer or either Broker.

          (c) Determination of Loss and Amount. For purposes of determining whether any Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the other Transaction Documents will be considered without regard to any materiality qualification set forth therein.

     9.3  Indemnification Procedures.

          (a) Notice of Claim. Any Party making a claim for indemnification under Section 9.2 (the "Indemnified Party") will notify the Party from whom indemnification is claimed (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 9.2, except to the extent that such failure actually prejudices the Indemnifying Party.

          (b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under
Section 9.2 and which involves only the payment of money damages to such third party and which does not concern any FCC Authorization, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to control and assume responsibility for the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party's assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party's reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

          (c) Limits of Assumption of Defense. An Indemnifying Party's rights under Section 9.3(b) will be subject to the following additional limitations:

          (i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

          (ii) the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (B) the Indemnified Party reasonably concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes in good faith that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party's reputation or future business prospects (or, in the case of a claim by the Buyer, a Station's or a Company's reputation or business prospects), or (D) upon the Indemnifying Party failing to vigorously prosecute or defend such claim in good faith or failing to begin such prosecution or defense in a timely manner; and

          (iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 9.3, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and at the Indemnifying Party's request the Indemnified Party will consult in a reasonable manner with the Indemnifying Party in respect of such defense. As used in this Article IX, the term "settlement" refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

     9.4 Treatment of Indemnification Payments. Each Party will treat all payments made pursuant to Section 9.2 (and Section 7.5) (not including payments to third parties pursuant to third party claims) as adjustments of the Purchase Price for all purposes. Each Party agrees to use reasonable efforts to seek recovery under any insurance coverage which such Party may have in respect of any Loss; provided that a Party's Loss will include any increased premium which results from seeking such recovery or the occurrence or existence of any fact or circumstance to which such Loss relates.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon a Company (prior to the Closing) or the Seller if and only if such amendment or waiver is set forth in a writing executed by the Seller and the Buyer, and (b) will be binding upon a Company (after the Closing), the Buyer or a Broker if and only if such amendment or waiver is set forth in a writing executed by the Buyer and the Seller. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

     10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the address indicated below:

               to a Company (prior to the Closing) or the Seller:

                             Morris Multimedia, Inc.
                             22 Abercorn Street
                             Savannah, GA 31401
                             Attention: Charles H. Morris

                        with a copy (which copy will not constitute notice) to:

                             Ellis, Painter, Ratterree & Bart LLP
                             2 East Bryan Street, 10th Floor
                             Savannah, GA 31401
                             Attention: J. Wiley Ellis, Esq.

               to a Company (after the Closing), the Buyer or a Broker:

                             Nexstar Broadcasting Group, L.L.C.
                             909 Lake Carolyn Parkway
                             Suite 1450
                             Irving, TX 75039
                             Attention: Perry Sook, President & CEO

                        with a copy (which copy will not constitute notice) to:

                             Kirkland & Ellis
                             153 East 53rd Street

                             New York, NY 10022
                             Attention:  John L. Kuehn, Esq.

     10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer (in the case of an assignment by a Company prior to the Closing or by the Seller) or the Seller (in the case of any other assignment); provided, however, that without any such consent of the Seller (a) prior to the Closing, the Buyer or a Broker may (i) assign any or all of its rights and any claims under this Agreement to one or more of its creditors, (ii) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (iii) designate one or more of its Affiliates to perform its obligations hereunder, and (b) any Buyer Party or Company may assign any or all of such rights or claims to any Person after the Closing. Notwithstanding anything to the contrary, in the case of any assignment, whether consented to or not and regardless of whether any consent is required in any event, the assigning Party, and each Party jointly and severally obligated under this Agreement with the assigning Party as contemplated by Section 10.16 or otherwise, nonetheless shall remain responsible for the performance of all of the assigning Party's obligations hereunder.

     10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     10.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

     10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

     10.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal legal requirements of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the legal requirements of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     10.10 Specific Performance. The Seller and the Companies acknowledge that the Companies and the Stations and their businesses and operations are unique, and recognizes and affirms that in the event of a breach of this Agreement by the Seller or any Company, monetary damages may be inadequate and the Buyer and the Brokers may have no adequate remedy at law. Accordingly, in the event of any such breach, the Buyer, the Brokers and/or their successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and the Seller's and the Companies' obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of proving actual damages or posting any bond or other security.

     10.11 Expenses. Except as otherwise expressly provided herein, the Parties each will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses); provided that, except as otherwise provided herein or in a TBA, the Seller will be responsible for and pay all such fees, costs and expenses of the Companies incurred or arising prior to the Closing. The Seller will not cause or permit any Company to expend any amount to remedy or cure any breach of any representation, warranty, covenant or agreement of any Seller Party set forth in any Transaction Document but will instead undertake any such remedy or cure solely at the Seller's expense and for the Seller's account.

     10.12 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

     10.13 Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP and, to the extent consistent therewith, the accounting policies employed by the Seller and/or the Companies in the preparation of the Latest Balance Sheets.

     10.14 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

     10.15 Other Definitional Provisions. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms "knowledge" or "aware" will include the actual knowledge and awareness of the Person in question, and the knowledge and awareness that Person would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matter in question. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

     10.16 Guarantee. The Seller and the Companies jointly and severally guarantee all the liabilities and obligations of each other under this Agreement and the TBAs; provided that if the Closing occurs the Companies shall no longer have any liability or obligation with respect to liabilities or obligations of the Seller under this Agreement or the TBAs. The Buyer and the Brokers jointly and severally guarantee all the liabilities and obligations of each other under this Agreement and the TBAs. The Seller and the Companies shall have the complete right of set-off under this Agreement and/or either or both of the TBAs, including monies owed to the Buyer being set-off against monies due from Seller or a Broker, or vice-versa and the Buyer and the Broker shall have the complete right of set-off under this Agreement and/or either or both of the TBAs, including monies owed to the Seller being set-off against monies due from a Company, and vice-versa.

                            *     *     *     *     *

          IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

                                   NEXSTAR BROADCASTING GROUP, L.L.C.

                                   By:          /s/ Perry A. Sook
                                      ------------------------------------------
                                   Its:     Chief Executive Officer


                                   NEXSTAR BROADCASTING OF LITTLE
                                   ROCK, L.L.C.

                                   By:               /s/ Perry A. Sook
                                      -----------------------------------------
                                   Its:     Chief Executive Officer


                                   NEXSTAR BROADCASTING OF DOTHAN,  L.L.C.

                                   By:               /s/ Perry A. Sook
                                      -----------------------------------------
                                   Its:     Chief Executive Officer


                                   MORRIS NETWORK, INC.
                                   By:               /s/ Charles H. Morris
                                      ------------------------------------------
                                   Its:     Chairman


                                   KARK-TV, INC.
                                   By:               /s/ Charles H. Morris
                                      ------------------------------------------
                                   Its:     Chairman


                                   MORRIS NETWORK OF ALABAMA, INC.
                                   By:               /s/ Charles H. Morris
                                      ------------------------------------------
                                   Its:     Chairman


                                   UNITED BROADCASTING CORPORATION
                                   By:               /s/ Charles H. Morris
                                      ------------------------------------------
                                   Its:     Chairman

                                                                       Exhibit A
                                  DEFINED TERMS

          As used in the Stock Purchase Agreement to which this Exhibit A is attached, the following terms will have the following respective meanings:

          "Accounts Payable" means all accounts payable of the Companies determined in accordance with GAAP.

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law for a period during which any of the Companies is or was a member.

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Barter Program Contract" has the meaning set forth in Section 4.2(b)(xi).

          "Broker" has the meaning set forth in the recitals.

          "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

          "Buyer" has the meaning set forth in the recitals.

          "Buyer Party" means any of the Buyer or either Broker.

          "Closing" has the meaning set forth in Section 1.3(a).

          "Closing Date" has the meaning set forth in Section 1.3(a).

          "Closing Transactions" has the meaning set forth in Section 1.3(b).

          "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Tax Code Section4980B and of any similar state law.

          "Commencement Date" means the date which is the first calendar day of the first calendar month commencing after the later of (i) the 30th calendar day after the date hereof, and (ii) the date upon which all Consents required under the HSR Act have been obtained.

          "Commencement Date Working Capital" means the Working Capital as of the Commencement Time, as reasonably agreed to by the Buyer and the Seller at least 60 days prior to the Scheduled Closing Date; provided that if the Buyer and the Seller are unable to so agree on or prior to such day, then the Buyer and the Seller will retain a "big five" accounting firm (either by mutual agreement or by random choice after eliminating any such firm which is conflicted or otherwise unable to participate), which firm's fees shall be split equally by the Buyer and the Seller, to resolve the dispute as soon as practicable, and in any event prior to the Scheduled Closing Date. The Commencement Date Working Capital as determined by such accounting firm will be conclusive and binding upon the parties hereto.

          "Commencement Time" means 11:59 p.m. (local time for each Station) on the date immediately preceding the Commencement Date.

          "Communications Act" means the Communications Act of 1934, as amended from time to time.

          "Consent" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the commencement of operations under a TBA, the consummation of any Closing Transaction or other transaction contemplated hereby or thereby, or the conduct of the business or operation of the Stations by the Buyer or a Broker or the holding or utilization of the Stock or any asset or property of any Company thereafter, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract.

          "Contract" means any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof).

          "Controlled Group of Corporations" has the meaning set forth in Tax Code Section 1563.

          "Cost of Capital" means the amount of interest which would accrue, during the period from the Commencement Date to the date on which the Deposit is returned to Buyer pursuant to Section 6.2, on $40,000,000 of Indebtedness under the Buyer's, or its Affiliates', senior debt facility, as in effect on the date hereof.

          "Cost of Capital Payment Amount" means an amount equal to (i) the amount of interest and other earnings on the amount of the Deposit from the Commencement Date through the Termination Date, plus (i) an amount equal to 50% of the excess (if any) of the Cost of Capital over the amount described in clause (i) above. The Seller agrees to use reasonable efforts to invest the Deposit so as to generate interest or other earnings from the Commencement Date through the earlier of the Closing Date and the Termination Date.

          "Deposit" has the meaning set forth in Section 1.2(a).

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

          "Environmental and Safety Requirements" means all Legal Requirements and all obligations under any Contract, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or electromagnetic radiation.

          "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental and Safety Requirements.

          "Equity Securities" means any capital stock or similar security, including without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right.

          "ERISA" has the meaning set forth in Section 2.16.

          "Excludable Contract" means any written Contract, so long as

               (a) such Contract is not a Program Contract;

               (b) such Contract is or has been entered into in the Ordinary Course with a Person who is not an Insider;

               (c) either (1) under such Contract the Companies have only monetary obligations which in the aggregate do not exceed Ten Thousand Dollars ($10,000.00), or obligations to provide goods or services in exchange for payments which in the aggregate do not exceed Ten Thousand Dollars ($10,000.00), or (2) such Contract is a Time Sale Contract which provides solely for the sale of advertising time on a Station for cash;

               (d) the termination of such Contract could not reasonably be expected to have a Material Adverse Effect; and

               (e) such Contract is entered into before the date of this Agreement or at the Buyer's or a Broker's written request or with the Buyer's or a Broker's written consent thereafter.

          "Excluded Employees" has the meaning set forth in Section 8.1.

          "FCC" means the Federal Communications Commission or any successor thereto.

          "FCC Authorizations" means all licenses and authorizations issued by the FCC with respect to the Stations, including all applications therefor and all renewals, extensions or modifications thereof and additions thereto.

          "FCC Consents" means all Consents of the FCC.

          "FCC Regulations" means all regulations and published policies promulgated by the FCC, under the Communications Act or otherwise, as in effect from time to time.

          "Fiduciary" has the meaning set forth in ERISA Section 3(21).

          "FTC" has the meaning set forth in Section 4.8.

          "Final Order" means any FCC Consent (a) which has not been reversed, stayed, set aside, enjoined, annulled or suspended (whether under Section 402 or 405 of the Communications Act or otherwise) and (b) as to which (i) no request has been filed for administrative or judicial review, reconsideration, appeal, certiorari or stay and the time for filing any such request and for the FCC to review such FCC Consent on its own motion has expired, or (2) if such a review, reconsideration or appeal has occurred, such review, reconsideration or appeal has been denied or dismissed and the time for further review, reconsideration or appeal has expired.

          "Free Cash Flow" means an amount equal to the cash collected by the Brokers pursuant to the operation of the Stations under the TBAs (which cash specifically includes but is not limited to accounts receivable of a Station existing at the Commencement Date and collected thereafter) less (i) the amounts reimbursed to the Owner under the TBAs, (ii) all other expenses incurred by the Brokers in good faith in the operation of the Stations under the TBAs and (iii) the amount of all fees paid to the Owner under the TBAs.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "Governmental Entity" means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing), or any non-U.S. jurisdiction, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HSR Act" has the meaning set forth in Section 2.4.

          "Hinson Liability" means all liabilities as of the Closing Date of the Seller, the Buyer or the Companies owing to Dean Hinson or his Affiliates including, without limitation, the liability of KARK-TV under Dean Hinson's deferred compensation agreement.

          "Improvements" has the meaning set forth in Section 2.7(d).

          "Indebtedness" means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest premiums, penalties, fees, expenses and brokerage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee,
(v) any obligations under capitalized
leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person's assets; provided, however, that Indebtedness does not include trade payables generated in the ordinary course of business.

          "Insider" means any present or former stockholder, officer or director (or similar official) of the Seller or any present or former Affiliate of the Seller, any present or former Affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The "immediate family" of any individual means such individual's (and such individual's present or former spouse's) grandparents, parents, spouse, siblings, children and grandchildren.

          "Investigating Parties" has the meaning set forth in Section 4.3(a).

          "Investment" as applied to any Person means (i) any direct or indirect loan or advance (other than the extension of trade credit in the Ordinary Course) to or purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest or Equity Security (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "KARK Tower" means the antenna structure on which KARK-TV broadcasts its television signal.

          "KARK-TV Shares" has the meaning set forth in Section 2.3.

          "Latest Balance Sheets" has the meaning set forth in Section 2.5.

          "Leased Real Property" has the meaning set forth in Section 2.8(b).

          "Leases" has the meaning set forth in Section 2.8(b).

          "Legal Requirement" means any of the Communications Act, the FCC Regulations, and all other federal, state and local legal requirement, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

          "Licenses" means all licenses, permits, franchises, certificates and other authorizations (other than the FCC Authorizations) issued by any Governmental Entity issued to or held by the Companies with respect to the Stations, including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

          "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale of other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

          "Loss" has the meaning set forth in Section 9.2(a).

          "Market Cable System" means any U.S. cable television system located within either Station's market, as defined in Section 76.55(e) of the FCC Regulations.

          "Material Adverse Effect" means a material adverse effect on the business, operations, financial condition, or results of operations of the Companies and the Stations, taken in the aggregate and as a whole.

          "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

          "Network Affiliation Agreements" means the network affiliation agreements between KARK-TV and NBC, and between Morris of Alabama and ABC, and all related extensions, amendments, modifications and other agreements, which network affiliation agreements and all related extensions, amendments, modifications and other agreements are identified on Schedule 2.11(a) to the Stock Purchase Agreement to which this Exhibit A is attached.

          "Network Affiliation Consents" has the meaning set forth in Section
4.4.

          "Ordinary Course" means with respect to any Person, in the ordinary course of that Person's business consistent with past practice.

          "Other Required Consents" means those consents marked with a double asterisk on Schedule 2.4, provided that the failure to obtain any such Other Required Consents is reasonably likely to have a material adverse effect on the Companies, taken as a whole.

          "Owned Real Property" has the meaning set forth in Section 2.8(a).

          "Parties" has the meaning set forth in the recitals.

          "Permitted Liens" means:

               (i) Liens on property or assets of any Company arising by operation of law and securing the payment of Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings (and, as to which contested Liens, the Seller has disclosed the same on the attached Schedule 2.21 and at the time of the Closing has in effect arrangements which are reasonably satisfactory to the Buyer for the payment of any underlying liability or obligation without recourse to the Buyer, any Company or any property or assets of any Company, which at a minimum shall be an appropriate reserve established in accordance with GAAP);

               (ii) easements, rights-of-way, reservations of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate materially interfere with the use of the affected property in the operation of the Stations as conducted or as now proposed to be conducted by the Companies;

               (iii) restrictions on transfer imposed under state or federal securities legal requirement or pursuant to the Communications Act or the FCC Regulations;

               (iv) the lessors' and sublessors' rights under the leases of personal property by the Companies as lessee which are part of the property or assets of any Company; and

               (v) mechanics', carriers', workers', repairers', and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the Ordinary Course and which secure only liabilities which are not yet past-due on the Closing Date.

               (vi) a pledge of the stock of UBC, Morris Network, KARK-TV and Morris of Alabama to Bank of America, N.A., as administrative or collateral agent, to secure indebtednesses of Morris Multimedia and its subsidiaries, which pledge will be terminated as of the Closing at the time the Purchase Price is fully paid.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Entity.

          "PBGC" means the Pension Benefit Guaranty Corporation. ----

          "Post-Closing Tax Period" means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods and portions. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

          "Program Contracts" means all program licenses and other Contracts under which the Companies are authorized to broadcast film or other products or programs on the Stations.

          "Prohibited Transactions" has the meaning set forth in ERISA Section 406 and Code Section 4975.

          "Proprietary Rights" means all of the following items owned by, issued to or licensed to, the Companies, along with all income, royalties, damages and payments due or payable at the Commencement Date or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names of the Companies together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information of the Companies (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems of the Companies (including data, databases and related documentation); other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

          "Purchase Price" means Ninety Million Dollars ($90,000,000).

          "Real Property" means all real property, and all Improvements thereon, owned or leased by the Companies and the KARK Tower and all Improvements thereon.

          "Reportable Event" has the meaning set forth in ERISA Section 4043.

          "Resolved Claim Amount" has the meaning set forth in Section 9.5.

          "Scheduled Closing Date" means that day which is the sixth month anniversary of the Commencement Date or if such day is not a Business Day the first day thereafter which is a Business Day; provided that, if the Buyer is unable to obtain senior debt financing in an amount sufficient to allow the Buyer to consummate the Closing on such date due to the Buyer's senior lenders' or proposed senior lenders' bonafide contention that on or about the Scheduled Closing Date there has been a material adverse change in or there exists, or is reasonably likely to exist, a material disruption of conditions in the financial, banking or capital markets, which contention shall be in a writing signed by a representative of such lenders and delivered to the Seller, then at the Buyer's election (exercised pursuant to the Buyer's delivery to the Seller of written notice of such election (the "Buyer's Election"), such notice to be delivered at least 3 Business Days prior to the original Scheduled Closing Date, the Scheduled Closing Date shall be postponed to a date specified by Buyer in the Buyer's Election, provided that in no event shall the Scheduled Closing Date be later than that day which is the seventh month anniversary of the Commencement Date or if such day is not a Business Day the first day thereafter which is a Business Day.

          "Seller" has the meaning set forth in the recitals.

          "Seller Party" means any of the Seller or any Company.

          "Seller's Knowledge" or any reference to the "Knowledge" of the "Seller" means the actual knowledge after reasonable investigation of Charles H. Morris, Jeffrey R. Samuels and Dean Hinson.

          "Station Employees" has the meaning set forth in Section 8.1.

          "Stations" has the meaning set forth in the recitals.

          "Stock" means the KARK-TV Shares and the WDHN Shares.

          "Tax" (and with correlative meaning, "Taxes", "Taxable" and "Taxing") means (i) any U.S. federal, state or local or any non-U.S. net or gross income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

          "Tax Claim" means any claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification of the Buyer or any of the Companies under this Agreement.

          "Tax Code" means the Internal Revenue Tax Code of 1986, as amended (including, where applicable, the Internal Revenue Tax Code of 1954, as amended).

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any U.S. federal, state or local jurisdiction or any non-U.S. jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the Taxes of any Person or the administration of any Legal Requirement relating to any Taxes.

          "TBA" has the meaning set forth in the recitals.

          "Termination Date" has the meaning set forth in Section 6.1.

          "Time Sale Contracts" means all orders, agreements and other Contracts existing on the date of this Agreement, or entered into in the ordinary course of business of the Stations or as otherwise permitted by this Agreement between the date of this Agreement and the Closing Date, for the sale of advertising or commercial time (including Trades) on the Stations, to the extent unperformed.

          "Trades" mean all trade, barter or similar arrangements for the sale of advertising time other than for cash on the Stations; provided that any Barter Program Contract will be deemed to constitute a "Program Contract," and not a "Time Sale Contract" or a "Trade," for purposes of this Agreement.

          "Transaction Documents" means this Agreement, the Post-Closing Escrow Agreement (if any), the TBAs, and all certificates, agreements and other documents delivered hereunder or thereunder.

          "Treasury Regulations" means the regulations promulgated or proposed by the United States Treasury Department under the Code.

          "UBC Shares" has the meaning set forth in Section 1.1.

          "WDHN Shares" has the meaning set forth in Section 1.1.

          "Working Capital" means, as of any date of determination, an amount equal to (a) the sum of trade accounts receivable and prepaid expenses of the Companies, minus (b) accounts payable, accrued payroll, and other accrued liabilities of the Companies (which shall not include the Hinson Liability), in each case determined in accordance with GAAP.